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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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AptarGroup, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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265 Exchange Drive, Suite 100 Crystal Lake, Illinois 60014 815-477-0424
March 22, 2019

Dear Stockholder,

        It is my pleasure to invite you to attend our annual meeting of stockholders on May 1, 2019. At the meeting, we will review AptarGroup's performance for fiscal year 2018 and our outlook for the future.

        We are pleased to take advantage of the Securities and Exchange Commission rule allowing companies to furnish proxy materials to their stockholders over the Internet. We believe that this e-proxy process expedites stockholders' receipt of proxy materials, while also lowering the costs and reducing the environmental impact of our annual meeting. Today, we mailed to most of our stockholders a Notice of Internet Availability of Proxy Materials ("Notice") containing instructions on how to access our proxy statement and annual report and vote online. All other stockholders will continue to receive a copy of the proxy statement and annual report by mail unless they elect to receive the annual meeting materials over the Internet.

        The Notice contains instructions on how you can receive a paper copy of the proxy statement and annual report, if you only received a Notice by mail.

        The vote of each stockholder is important to us. Whether or not you expect to attend the annual meeting, I urge you to vote by the Internet or by telephone as soon as possible. If you received a printed copy of the proxy materials, you may also complete, sign and date your proxy card and return it in the envelope that was included with the printed materials.

        Help us "go green" and reduce costs. For those stockholders who are still receiving paper copies of our proxy statement and annual report, please consider requesting electronic delivery or a Notice which will reduce the amount of paper materials needed to conduct our annual meeting. You may do so by contacting your broker, visiting www.proxyvote.com or emailing us at investorrelations@aptar.com.

        I look forward to seeing you on May 1 and addressing your questions and comments.

Sincerely,
/s/ Stephan B. Tanda
Stephan B. Tanda President and Chief Executive Officer

265 Exchange Drive, Suite 100 Crystal Lake, Illinois 60014 815-477-0424
March 22, 2019

NOTICE OF 2019 ANNUAL MEETING OF STOCKHOLDERS

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to Be Held on May 1, 2019: The Proxy Statement and the 2018 Annual Report/Form 10-K are available at www.proxyvote.com.

        The annual meeting of stockholders of AptarGroup, Inc. ("Aptar") will be held on May 1, 2019, at 9:30 a.m. (local time), at Aptar's corporate headquarters, 265 Exchange Drive, Suite 100, Crystal Lake, IL 60014, to consider and take action on the following:

1.
To elect the three director nominees named in the proxy statement to terms of office expiring at the annual meeting in 2022;

2.
To approve, on an advisory basis, Aptar's executive compensation;

3.
To ratify the appointment of the independent registered public accounting firm for 2019; and

4.
To transact any other business that is properly raised at the meeting or any postponements or adjournments of the meeting.

        Your Board of Directors recommends a vote FOR all of the director nominees, FOR the resolution on executive compensation and FOR the ratification of the appointment of the independent registered public accounting firm for 2019.

        Stockholders owning our common stock as of the close of business on March 8, 2019 are entitled to vote at the annual meeting. Each stockholder has one vote per share. If you would like to attend the annual meeting, you will be asked to present a photo ID when you check in at the security desk. We will have signs posted that direct you to the meeting room for the annual meeting. We will not permit cameras or other recording devices in the meeting room.

        Whether or not you plan to attend the annual meeting, we urge you to vote your shares by using the Internet (which is the preferred voting method), by calling the toll free telephone number or by completing and mailing a paper proxy card.

By Order of the Board of Directors,
/s/ Robert W. Kuhn
Robert W. Kuhn Secretary

i

ii

PROXY SUMMARY

          This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all of the information that you should consider, and you should read the entire proxy statement carefully before voting.

2019 Annual Meeting of Stockholders Information

Date and Time:	Wednesday, May 1, 2019 at 9:30 a.m. (local time)
Place:	AptarGroup, Inc. Corporate Headquarters, 265 Exchange Drive, Suite 100, Crystal Lake, IL 60014
Record Date:	March 8, 2019

Voting Matters

Proposals	Board Recommendation	Page Number for Additional Information
1. Election of Directors	FOR	8
2. Advisory vote on executive compensation	FOR	29
3. Ratification of the appointment of PricewaterhouseCoopers LLP as the Independent Registered Public Accounting Firm for 2019	FOR	30

Our Director Nominees

					Current Committee Memberships
								Other Current Public Boards
		Director Since
Name	Age		Principal Occupation	Independent	AC	MDC	CGC
Giovanna Kampouri Monnas	63	2010	Independent Consultant	YES		CC		—
Isabel Marey-Semper	51	—	Former L'Oreal Executive	YES				—
Stephan B. Tanda	53	2017	President and CEO, AptarGroup, Inc.	NO				—

AC = Audit Committee	MDC = Management Development and Compensation Committee	CGC = Corporate Governance Committee	CC = Committee Chair

Our Corporate Governance Facts

✓
9 of 11 directors are independent
✓
27% and 45% of the Board is comprised of directors added in the past 2 years and 5 years, respectively (as of the end of 2018)
✓
Majority voting for directors and director resignation policy in uncontested elections
✓
Separate independent Chairman & CEO
✓
Director age limits
✓
27% of the Board is comprised of women; if our director nominees are elected at our annual meeting, 40% of our Board will be comprised of women
✓
Independent directors meet regularly in executive session
✓
Annual Board and Committee self-evaluations; in 2018, an outside expert facilitated Board evaluations through interviews with each member of the Board
✓
Annual "Say-on-Pay Vote" on executive compensation
✓
Stock ownership requirements for directors and executive officers
✓
Prohibits directors and executive officers from hedging or pledging stock

Our Executive Compensation Philosophy and Objectives

          Our compensation philosophy and objectives are, first and foremost, to fairly reward our executives for growing our business and increasing value for stockholders, and secondly, to retain our experienced management team. The following factors are supportive of our compensation objectives:

  •
  Pay that is reasonable and performance-based;

  •
  Significant amount of pay that is at risk (both annual and long-term), with a substantial amount provided in equity (and therefore aligned with stockholders);

  •
  Stock ownership guidelines, limits on executive officer stock trading and prohibition of hedging or pledging Aptar equity securities;

  •
  Employment and change-in-control agreements that are designed to be competitive in markets in which we compete for executive talent;

  •
  Absence of tax gross-up agreements with named executive officers, other than those related to relocation benefits or expatriate assignments;

  •
  Reasonable retirement plans; and

  •
  Limited perquisites other than common perquisites provided in the context of expatriate assignments or related to relocation.

Recent Executive Compensation Enhancements

          In 2018, we made the following executive compensation enhancements:

  Annual Performance Incentives

Element	Enhancement
Performance Target Setting	To performance target setting based on improvement over prior year from the prior design of assessing performance relative to a fixed three-year average
Metrics	To Adjusted EBITDA* and core sales growth** from return on equity and earnings per share under prior design
Transparency	Incentive curve leverage that is more aligned with market practices (0% for below threshold and 200% of target for maximum performance) as compared to prior design

  Long-term Performance Incentives

Element	Enhancement
Form of Award
To time-based restricted stock units ("RSUs") (40% of long-term performance incentives) and performance-based restricted stock units ("PRSUs") (60% of long-term performance incentives) from stock options and cash-settled outperformance plan payments
Metrics
Based on relative total shareholder return ("TSR") and return on invested capital ("ROIC") performance over three-year performance period; no vesting unless a threshold performance level is attained over the three-year performance period

*
"Adjusted EBITDA" is defined as earnings before interest, taxes, depreciation and amortization; excluding acquisition costs, impact of acquisitions in the year acquired and a portion of transformation costs.

**
Core sales growth is defined as organic sales growth that excludes currency effects and acquisitions in past 12 months

Environmental, Social and Governance Enhancements

          In 2018, we implemented several Environment, Social and Governance ("ESG") enhancements:

  •
  ESG rating of "A" by MSCI ESG Ratings LLC;

  •
  Signed the Ellen MacArthur Foundation's New Plastics Economy Global Commitment; and

  •
  Joined the World Business Council for Sustainable Development.

265 Exchange Drive, Suite 100
Crystal Lake, Illinois 60014

PROXY STATEMENT

ANNUAL MEETING INFORMATION

        This proxy statement contains information related to the business to be conducted at the annual meeting of stockholders of AptarGroup, Inc. ("Aptar" or "Company") to be held on May 1, 2019, beginning at 9:30 a.m. (local time), at Aptar's corporate headquarters, 265 Exchange Drive, Suite 100, Crystal Lake, IL 60014, and at any postponements or adjournments of the meeting. This proxy statement was prepared under the direction of Aptar's Board of Directors ("Board of Directors" or "Board") to solicit your proxy for use at the annual meeting. In accordance with rules and regulations adopted by the Securities and Exchange Commission (the "SEC"), instead of mailing a printed copy of our proxy materials to each stockholder of record or beneficial owner, we are furnishing proxy materials, which include this proxy statement, the notice of meeting and our Annual Report/Form 10-K, to our stockholders over the Internet. If you received a Notice of Internet Availability of Proxy Materials ("Notice") by mail, you will not receive a printed copy of the proxy materials. Instead, the Notice instructs you as to how you may access and review all of the important information contained in the proxy materials. The Notice also instructs you as to how you may submit your proxy over the Internet. If you received a Notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials included in the Notice. The Notice was mailed to stockholders on or about March 22, 2019.

Who is entitled to vote?

        Stockholders owning our common stock at the close of business on March 8, 2019 are entitled to vote at the annual meeting, or any postponement or adjournment of the meeting. Each stockholder has one vote per share on all matters to be voted on at the meeting. At the close of business on March 8, 2019, there were 63,013,495 shares of common stock outstanding.

What am I voting on?

        You are asked to vote on the following proposals:

  •
  To elect the three director nominees named in this proxy statement to terms of office expiring at the annual meeting in 2022

  •
  To approve, on an advisory basis, our executive compensation

  •
  To ratify the appointment of the independent registered public accounting firm for 2019

        The Board of Directors knows of no other business that will be presented at the annual meeting. If other matters properly come before the meeting, the persons named as proxies will vote on them in accordance with their best judgment.

How does the Board of Directors recommend I vote on the proposals?

        The Board has unanimously approved and recommends that you vote your shares:

  •
  FOR all of the director nominees

  •
  FOR the resolution on executive compensation

  •
  FOR the ratification of the appointment of the independent registered public accounting firm for 2019

        Unless you give other instructions when voting your proxy, the persons named as proxies will vote in accordance with the recommendation of the Board.

How do I vote?

        If you are a record holder, you can vote your proxy in any of the following ways:

  ♦
  By Internet: Aptar encourages stockholders to vote by Internet because it is the least costly method of tabulating votes. You can vote by Internet by following the instructions on the proxy card or the Notice.

  ♦
  By Telephone: You can vote by telephone by following the instructions on the proxy card.

  ♦
  By Mail: If you received proxy materials by mail or if you request a paper proxy card, you may elect to vote by mail. To do so, you should sign, date and complete the proxy card you receive and return it in the envelope which accompanied that proxy card.

  ♦
  In Person: You may vote in person at the annual meeting. We will give you a ballot when you arrive at the annual meeting. Even if you plan to attend the annual meeting, we encourage you to vote in advance by one of the methods specified above.

        When voting on each nominee or proposal, you have three options:

    •
    Vote FOR a given nominee or proposal

    •
    Vote AGAINST a given nominee or proposal

    •
    ABSTAIN from voting on a given nominee or proposal

        If you return your proxy with no voting instructions marked on a nominee or proposal, your shares will be voted in the manner recommended by the Board on such nominee or proposal as presented in this proxy statement and as the proxy holders may determine in their discretion with respect to any other matters properly presented for a vote at the annual meeting.

        If you are a record holder, you can revoke your proxy at any time before it is exercised by any of the following methods:

  •
  Entering a new vote by Internet or telephone

  •
  Submitting another signed proxy card with a later date

  •
  Writing to Aptar's Corporate Secretary

  •
  Voting in person at the annual meeting

What is a quorum?

        A "quorum" is the presence at the meeting, in person or by proxy, of the holders of a majority of the outstanding shares of Aptar's common stock on March 8, 2019. There must be a quorum for the meeting to be held.

How are shares in a 401(k) plan voted?

        If you hold shares of Aptar through your 401(k) plan, you will be instructing the trustee how to vote your shares by voting by Internet or by telephone, or by completing and returning the proxy card. If you do not vote by Internet or telephone or if you do not return the proxy card, or if you return it with unclear voting instructions, the trustee will not vote the shares in your 401(k) plan.

How are shares held in a broker account voted?

        If you own shares through a broker, you should be contacted by your broker regarding a proxy card and whether telephone or Internet voting options are available. If you do not instruct your broker on how to vote your shares, your broker, as the registered holder of your shares, may represent your shares at the annual meeting for purposes of determining a quorum. Even without instructions, your broker may exercise discretion in voting for the ratification of the appointment of the independent registered public accounting firm. Brokers have authority to vote in their discretion on "routine" matters if they do not receive voting instructions from the beneficial owner of the shares. Other than the proposal regarding the ratification of the independent registered public accounting firm, all other proposals are not considered "routine" matters and, as a result, brokers may not vote on behalf of their clients if no voting instructions have been furnished. Broker non-votes are counted as shares present in determining whether the quorum requirement is satisfied but do not affect the outcome of whether a matter is approved.

How many votes are required to approve each proposal?

        In order to be elected, a director nominee must receive the affirmative vote of a majority of the votes cast present in person or by proxy at the meeting and entitled to vote on the election of directors. Stockholders do not have a right to cumulate their votes for the election of directors. Abstaining will not affect the outcome of director elections. The approval of each other proposal requires the affirmative vote of a majority of the shares present in person or by proxy at the meeting and entitled to vote on these proposals. Abstaining is the legal equivalent of voting against these proposals.

Who will count the votes?

        Our agent, Broadridge Financial Solutions, Inc., will count the votes cast by proxy or in person at the annual meeting.

How can I help reduce the environmental impact of our annual meeting?

        We encourage you to choose electronic (e-mail) delivery of future annual meeting materials by contacting your broker or emailing us at investorrelations@aptar.com. You may also visit www.proxyvote.com and follow the Vote By Internet instructions on the proxy card or the Notice to be provided with the opportunity to choose electronic delivery for future meeting materials.

Following are the proposals to be voted on at this year's annual meeting.

PROPOSAL 1—ELECTION OF DIRECTORS

        The Board of Directors is currently comprised of eleven members divided into three classes, with one class of directors elected each year for a three year term. The Board of Directors proposes the following nominees, two of whom are currently serving as directors and one of whom is a new nominee, to be elected to a term expiring at the 2022 annual meeting. The Corporate Governance Committee of the Board of Directors engaged the executive search firm Egon Zehnder International for the purpose of identifying highly qualified director nominee candidates that also support our philosophy on diversity summarized below. As a result of this engagement, the new nominee, Ms. Isabel Marey-Semper, was referred to the Corporate Governance Committee for evaluation and consideration, and has been nominated to stand for election in 2019. Messrs. Chevassus and Hagge are not standing for re-election in 2019. Accordingly, effective at the annual meeting, the Board of Directors will be reduced to ten members.

        If any of the director nominees is unable or fails to stand for election, the persons named in the proxy intend to vote for a substitute nominee nominated by the Corporate Governance Committee of the Board of Directors.

        We believe all of the members of the Board of Directors and director nominees are individuals of outstanding character and sound judgment that have the business experience and acumen necessary to work together effectively and to make valuable contributions to the Board of Directors and management. As a U.S.-based company with significant international operations, particularly in Europe, we seek to maintain a balanced Board consisting of directors that are U.S. citizens and directors that are citizens from countries other than the U.S. Additionally, we value the following attributes: operating experience in packaging or packaging-related businesses; skill sets which may include experience in finance, strategic planning, marketing, pharmaceutical products and manufacturing; diversity, including a mix of genders and multi-cultural viewpoints; and previous board of directors experience. Aptar was recognized by the Women's Forum of New York as a "Corporate Champion" for gender diversity in the boardroom. Currently, our Audit, Management Development and Compensation, and Corporate Governance Committees are all chaired by women.

        Set forth below is biographical and other background information concerning each director nominee and each continuing director. This information includes each person's principal occupation as well as a discussion of the specific experience, qualifications, attributes and skills of each person that led to the Board of Directors' conclusion that he or she should serve or continue to serve as a director. In addition, set forth below is the year during which each person began serving on the Board of Directors and his or her age.

NOMINEES FOR ELECTION AT THIS MEETING TO TERMS EXPIRING 2022

Name	Director Since	Age	Principal Occupation, Experience, and Directorships
Giovanna Kampouri Monnas	2010	63	Ms. Kampouri Monnas is an independent consultant and serves on the boards of several global companies. On February 7, 2019, Ms. Kampouri Monnas was appointed Chairman of Exea International Company (Netherlands-based parent company of Puig S.L. (fragrances, beauty and fashion products company based in Spain) and other companies, including in the real estate and skin care industries). Ms. Kampouri Monnas is also a director of Puig S.L. From 2006 to 2018, Ms. Kampouri Monnas was a member of the supervisory board and Chairman of the Compensation Committee of Randstad Holding NV (a Euronext-listed provider of human resource services based in Amsterdam). From 2015 to 2018, Ms. Kampouri Monnas was a director of Imerys S.A. (a Euronext-listed producer of industrial minerals, based in France).

			The Board of Directors concluded that Ms. Kampouri Monnas should continue to serve as a director of Aptar in part due to her experience from previously holding senior executive positions at leading global consumer marketing companies including Joh. Benckiser GmbH (consumer products company) and The Procter & Gamble Company (consumer products company), her knowledge of and background in the fragrance and cosmetic markets, which are particularly important to Aptar, and her global marketing and senior management experience.

Name	Director Since	Age	Principal Occupation, Experience, and Directorships
Isabel Marey-Semper	—	51	Ms. Marey-Semper was a member of the Executive Committee of L'Oréal S.A. (personal care company and world's largest cosmetic company), in charge of Communications and Public Affairs, from July 2015 to December 2017. Prior to this, Ms. Marey-Semper served from 2011 to 2015 as Vice President and Head, Advanced Research at L'Oréal. Prior to joining L'Oréal, Ms. Marey-Semper served in executive positions at established industrial companies such as Compagnie de Saint-Gobain S.A. (a Euronext-listed French multinational manufacturer and distributor of building materials) and Group PSA Peugeot Citroën (a Euronext-listed French multinational manufacturer of automobiles and motorcycles). Ms. Marey-Semper is a director of the Imagine Institute (institute for medical research and treatment of genetic diseases), the Inria Foundation (research foundation dedicated to digital science and technology) and Damae Medical (a medical company focused on diagnosing skin tumors without the need for a biopsy). Ms. Marey-Semper was a director of Rexel (a Euronext-listed French distributor of electrical supplies) from 2014 to 2016.

			The Board of Directors concluded that Ms. Marey-Semper should stand for election to the Board due to her experience from holding senior executive positions at L'Oréal, as well as other established companies, and her diverse and comprehensive experience in research, strategy, transformative programs, and finance.

Name	Director Since	Age	Principal Occupation, Experience, and Directorships
Stephan B. Tanda	2017	53	Mr. Tanda became President and Chief Executive Officer of Aptar on February 1, 2017. Prior to this, Mr. Tanda served from 2007 until 2017 as an Executive Managing Board Director at Royal DSM NV (leading global supplier of ingredients and material solutions for the food, dietary supplement, personal care, medical device, automotive, paint, electronic and bio-material markets), where he was responsible for DSM's Nutrition and Pharma activities, as well as DSM's presence in the Americas and various corporate duties. Mr. Tanda was a director of Patheon NV (formerly a NYSE-listed company that provided pharmaceutical development and manufacturing services) from March 2016 until the company was sold to Thermo Fisher Scientific in August 2017.

			The Board of Directors concluded that Mr. Tanda should continue to serve as a director of Aptar due in part to his role as President and Chief Executive Officer, his extensive global experience leading and building successful business-to-business organizations in several markets currently served by Aptar, as well as his transaction and integration experience.

The Board of Directors recommends a vote FOR each of the nominees for director.

DIRECTORS WHOSE PRESENT TERMS CONTINUE UNTIL 2020

Name	Director Since	Age	Principal Occupation, Experience, and Directorships
George L. Fotiades	2011	65	Mr. Fotiades has been Chairman of the Board since 2018. Mr. Fotiades is President and CEO of Cantel Medical Corp. (NYSE-listed manufacturer of infection prevention and control products). He was Operating Partner at Five Arrows Capital Partners (Rothschild Merchant Banking) from April 2017 until March 2019. From 2007 through April 2017, he was Chairman and Operating Partner of Healthcare Investments at Diamond Castle Holdings LLC (private equity investing). He is a director of the following NYSE-listed companies: Prologis, Inc. (integrated distribution facilities and services) and Cantel Medical Corp.

			The Board of Directors concluded that Mr. Fotiades should continue to serve as a director of Aptar in part due to his experience from previously held senior executive positions at leading healthcare and consumer product companies including Cardinal Health, Inc., Catalent Pharma Solutions, the former Warner-Lambert's Consumer Health Products Group (now part of Johnson & Johnson) and Bristol-Myers Squibb's Consumer Products, Japan division. The Board also considered his present and past board level experience with global organizations.

Name	Director Since	Age	Principal Occupation, Experience, and Directorships
B. Craig Owens	2018	64	Mr. Owens was the Chief Financial Officer and Chief Administrative Officer of Campbell Soup Company (global producer and seller of canned soups and related products) from 2008 through 2014. In addition, he was the Chairman of the company's Operating Committee. Mr. Owens is a director of J. C. Penney Company, Inc. (a NYSE-listed U.S. department store chain) and Dean Foods Company (a NYSE-listed U.S. food and beverage company).

			The Board of Directors concluded that Mr. Owens should continue to serve as a director of Aptar due to his extensive experience in the consumer food and beverage industries, which is particularly relevant for Aptar's Food + Beverage business, as well as his significant expertise in financial reporting, accounting, corporate finance and capital markets. This experience has also led the Board to determine that Mr. Owens is an "audit committee financial expert" as defined by the SEC.
Dr. Joanne C. Smith	1999	58
			Dr. Smith is a physician at the Shirley Ryan AbilityLab (formerly the Rehabilitation Institute of Chicago or "RIC") and became the AbilityLab's President and Chief Executive Officer in 2006. Dr. Smith is a director of Performance Health, Inc. (rehabilitation and wellness products manufacturer). From 2003 to 2015, Dr. Smith was a director of Hill-Rom, Inc. (a NYSE-listed healthcare and medical technology, formerly Hillenbrand Industries).

			The Board of Directors concluded that Dr. Smith should continue to serve as a director of Aptar in part due to her executive background as President and Chief Executive Officer of a leading research and healthcare rehabilitation organization, her public company director experience, her knowledge of and background in the healthcare and medical technology industry, which is particularly relevant for Aptar's Pharma business, and her strategic planning, operations and senior management experience.

DIRECTORS WHOSE PRESENT TERMS CONTINUE UNTIL 2021

Name	Director Since	Age	Principal Occupation, Experience, and Directorships
Andreas C. Kramvis	2014	66	Mr. Kramvis is an operating partner at AEA Investors (a private equity firm). Mr. Kramvis was Vice Chairman of Honeywell International (a multi-industry company with presence in Aerospace, Automation and Controls, Chemicals and Automotive Industries) from April 2014 to February 2017. From 2008 to 2014, Mr. Kramvis was President and Chief Executive Officer of the Honeywell Performance Materials and Technologies group (a developer of processes and chemicals for oil refining, petrochemicals and a variety of high-purity, high-quality performance chemicals and materials). He is a director of Axalta Coating Systems Ltd. (a NYSE-listed developer, manufacturer and seller of liquid and powder coatings).

			The Board of Directors concluded that Mr. Kramvis should continue to serve as a director of Aptar in part due to his experience from holding senior executive positions at Honeywell, as well as his management of several companies with global businesses across five different industries. This experience has also led the Board to determine that Mr. Kramvis is an "audit committee financial expert" as defined by the SEC.

Name	Director Since	Age	Principal Occupation, Experience, and Directorships
Maritza Gomez Montiel	2015	67	Ms. Montiel served as Deputy Chief Executive Officer and Vice Chairman of Deloitte LLP from 2011 through her retirement in May 2014. During Ms. Montiel's tenure at Deloitte, she was the Advisory Partner for many engagements in which Deloitte was the principal auditor. Ms. Montiel has over 30 years of experience in leading and performing audits of various entities. Ms. Montiel is a director of McCormick & Company, Inc. (a NYSE-listed spice, herb and flavoring manufacturer); Royal Caribbean Cruises Ltd. (a NYSE-listed global cruise company) and Comcast Corporation (a Nasdaq-listed telecommunications company).

			The Board of Directors concluded that Ms. Montiel should continue to serve as a director of Aptar due to her experience from holding senior management positions in a global accounting and consulting firm, and her years of experience in leading and performing audit engagements. This experience has also led the Board to determine that Ms. Montiel is an "audit committee financial expert" as defined by the SEC.
Jesse Wu	2018	62
			Mr. Wu is an advisor to private equity firms. From 2003 through 2016, Mr. Wu held senior leadership roles at Johnson & Johnson (multinational medical devices, pharmaceutical and consumer packaged goods manufacturing company) including Chairman of Johnson & Johnson China and Worldwide Chairman of the company's Consumer Healthcare Division. Mr. Wu is a director of The a2 Milk Company Limited (an ASX- and NZX-listed company that commercializes intellectual property relating to a2 milk and related products) and Shanghai Kehua Bio-Engineering Co. Ltd. (a SZSE-listed manufacturer of in vitro diagnostic products). Mr. Wu was a director of Li-Ning Company Limited (a SEHK-listed manufacturer of athletic shoes and sporting goods) from August 2015 until March 2018.

			The Board of Directors concluded that Mr. Wu should continue to serve as a director of Aptar due to his knowledge of and background in consumer products and his international experience, including his extensive experience working in China.

Name	Director Since	Age	Principal Occupation, Experience, and Directorships
Ralf K. Wunderlich	2009	52	Mr. Wunderlich is an advisor and operating partner to several private equity companies. He was a member of Amcor Limited's Global Executive Team and was President of the business group Amcor Flexibles Asia Pacific (packaging solutions) from 2010 to 2016. Mr. Wunderlich was a director of AMVIG Holdings Limited (a SEHK-listed cigarette packaging and printing company) from 2010 to 2015. Mr. Wunderlich is a director of Essentra PLC (a LSE-listed supplier of plastic and fibre products) and Huhtamaki Oyj (a Nasdaq Helsinki-listed global food packaging company).

			The Board of Directors concluded that Mr. Wunderlich should continue to serve as a director of Aptar in part due to his senior executive positions at leading global packaging companies, his knowledge of and background in the packaging industry and his international experience in working with and from various European, American and Asian countries.

CORPORATE GOVERNANCE

        Aptar's corporate governance documents are available through the Corporate Governance link on the Investor Relations page of the Aptar website at: investors.aptar.com, and include the following:

Corporate Governance Documents

❖	Corporate Governance Principles
❖	Code of Business Conduct and Ethics
❖	Director Independence Standards
❖	Board Committee Charters

        The information provided on our website is not part of this proxy statement and is therefore not incorporated herein by reference.

Corporate Governance Principles

        The Board has adopted a set of Corporate Governance Principles to provide guidelines for Aptar and the Board to promote effective corporate governance. The Corporate Governance Committee is responsible for overseeing and reviewing the Corporate Governance Principles and recommending any changes to the Board. The Corporate Governance Principles cover topics including, but not limited to:

Corporate Governance Principles

✓	Director qualification standards	✓	Board and committee composition	✓	Director responsibilities	✓	Director compensation
✓	Director access to management and independent advisors	✓	Director orientation and continuing education	✓	Succession planning	✓	Annual evaluations of the Board and its committees

Code of Business Conduct and Ethics

        Ethical business conduct is a shared value of our Board, management and employees. Aptar's Code of Business Conduct and Ethics ("Code of Conduct") applies to our Board as well as our employees and officers, including our principal executive officer and our principal financial and accounting officer. The Code of Conduct summarizes the long-standing principles of conduct that Aptar follows to ensure that business is conducted with integrity and in compliance with the law, including, but not limited to:

Code of Conduct

❖	Conflicts of interest and fair dealing
❖	Disclosure obligations
❖	Confidentiality obligations
❖	Prohibition of insider trading
❖	Compliance with all laws, rules and regulations
❖	Confidential, anonymous submission of concerns

        Aptar encourages all employees, officers and directors to promptly report any violations of the Code of Conduct to the appropriate persons identified in the Code of Conduct. In the event that an amendment to, or a waiver from, a provision of the Code of Conduct that applies to any of our directors or executive officers is necessary, Aptar intends to post such information on its website as and when required by the SEC and the New York Stock Exchange ("NYSE").

Sustainability

        Aptar is committed to economic, social and environmental sustainability. Our sustainability report can be found on the Sustainability page of the Aptar website at www.aptar.com.

Policy Against Hedging and Pledging

        Our Board has adopted a policy that prohibits executive officers and directors, and discourages employees, from engaging in hedging or pledging transactions involving any equity security of Aptar.

Common Stock Ownership Guidelines

        In 2015, the Board adopted stock ownership guidelines that require all non-executive directors to hold shares of Aptar common stock having a value of at least five times the annual cash retainer.

Board Member	Requirement	Current Required Value

Non-Executive Director (non-Chairman)	5 × Annual Cash Retainer	= $375,000
Chairman	5 × Annual Cash Retainer	= $825,000

        Under the guidelines, directors must achieve the respective level of ownership within a phase-in period consisting of five years from the measurement date of April 17, 2015, which is the date when the guidelines were adopted, or if they became a director after the measurement date, within five years from becoming a director. As of December 31, 2018, every non-executive director (including the Chairman of the Board) is either in compliance with the guidelines or within the phase-in period.

Board Structure

        The Chairman of the Board is an independent director who is not an executive officer or employee of the Company. The Company believes that having an independent Chairman enhances the oversight ability of the Board. An independent Chairman can also provide stability and continuity during senior management transitions.

        The Board has three primary committees, each with the following characteristics:

Audit	Management Development and Compensation	Corporate Governance

❖	Gender diverse and are chaired by women
❖	Governed by a written charter approved by the Board
❖	Comprised solely of independent directors
❖	Report their actions to the full Board at each next regular meeting

        An affirmative vote of at least 70% of the Board is required to change the size, membership or powers of these committees, to fill vacancies in them, or to dissolve them.

Audit Committee

✓	Each member satisfies the heightened independence standards applicable to audit committee service
✓	Each member is an "audit committee financial expert" as defined by the SEC
✓	Oversees the financial reporting process, system of internal controls and audit process
✓	Reviews annual and interim financial statements
✓	Reviews the qualifications, independence and audit scope of the independent registered public accounting firm
✓	Responsible for the appointment, retention, termination, compensation and oversight of the independent registered public accounting firm
✓	Reviews process for monitoring compliance with laws, regulations and the Code of Conduct
✓	Approves or ratifies all related person transactions in accordance with the Related Person Transactions Policy

        Under the corporate governance requirements of the NYSE listing standards, if an audit committee member simultaneously serves on the audit committee of more than three public companies, the board must determine that such simultaneous service would not impair the ability of such member to effectively serve on the listed company's audit committee. The Board has determined that the service of Ms. Montiel on the audit committee of more than three public companies does not impair her ability to serve effectively as a member of our Audit Committee.

Management Development and Compensation Committee

✓	Each member satisfies the heightened independence standards applicable to compensation committee service
✓	Discharges the Board's responsibilities relating to compensation of the Company's executives
✓	May not delegate its authority other than to subcommittees
✓	Reviews and recommends to the Board compensation plans, policies and programs
✓	Approves CEO and executive officer compensation, and employment and severance agreements, including change-in-control provisions
✓	Provides input and recommendations to the Board regarding the performance objectives for the CEO and other executive officers and their actual performance against such objectives
✓	Annually reviews the succession plans affecting corporate and other key management positions
✓	Approves grants and/or awards of stock options, restricted stock units, long-term performance incentives based on total shareholder return, and other forms of equity-based compensation
✓	Receives recommendations annually from the CEO regarding the compensation levels of our other executive officers, including salary, annual performance incentives and equity compensation
✓	None of the members in 2018 had interlocking relationships within the meaning of SEC rules

        For further information on this committee's procedures for consideration of executive compensation, see our "Compensation Discussion and Analysis."

        Under the Management Development and Compensation Committee charter, this committee has the authority to retain outside advisers as deemed necessary. In 2018, the Management Development and Compensation Committee engaged Willis Towers Watson to be the Management Development and Compensation Committee's adviser and has also done so for 2019. The Management Development and Compensation Committee has determined that Willis Towers Watson is independent according to the advisor independence factors outlined by the NYSE.

Corporate Governance Committee

✓	Comprised solely of independent directors
✓	Identifies, evaluates and recommends to the Board individuals qualified to stand for election as directors, including nominations received from Board members, stockholders or outside parties
✓	Develops and recommends to the Board, Aptar's corporate governance principles and standards to be applied in determining director independence
✓	Oversees annual evaluations of the Board, its committees and management, and the effectiveness of the Board as a working group
✓

Reviews and recommends to the Board appropriate compensation for non-employee directors, taking into consideration, among other items, director compensation levels of companies with similar annual revenues as Aptar

✓	Makes recommendations to the Board regarding changes to the size and composition of the Board or any Board committee

For further information on this committee's procedures for director nominations, see "Nomination of Directors."

Risk Oversight

        The Board is responsible for the Company's risk oversight. The Board receives a presentation annually that is prepared by management. This presentation includes an assessment and discussion of various risks, including but not limited to:

Annual Risk Oversight

Operational Risk	Credit Risk	Cybersecurity Risk	Compensation Practice Risk

❖	At each Audit Committee meeting, the Audit Committee discusses whether any new financial risks have arisen and the steps management has taken to monitor and control any such exposures.

Risk Assessment of Compensation Policies and Practices

        The Company has concluded that there are not any compensation policies or practices that are reasonably likely to have a material adverse effect on the Company. The Board concurred with this conclusion. In conducting its risk assessment related to compensation policies and practices, the Company considered, among other things, that the policies and practices do not offer the opportunity for excessive awards, the Company has reasonable stock ownership guidelines, the policies and practices are reviewed and approved by the Management Development and Compensation Committee, the Company has an established, robust control environment and the Company conducts a regular monthly business review that monitors quality of reporting and prevents excessive risk taking.

Independence of Directors

        Our Corporate Governance Principles were revised in January 2018 to provide that the Board must be composed of a substantial majority of independent directors with an objective of having the Board consist entirely of independent directors (other than the CEO and any non-independent director serving on the Board as of January 2018). No director qualifies as independent unless the Board affirmatively determines that the director has no material relationship with Aptar either directly or indirectly as a partner, stockholder or officer of an organization that has a relationship with Aptar.

9 of 11 current directors are independent in accordance with the NYSE listing standards†

Director	Independent

A. Chevassus	✓
G. Fotiades	✓
M. Gomez Montiel	✓
G. Kampouri Monnas	✓
A. Kramvis	✓
C. Owens	✓
J. Smith	✓
J. Wu	✓
R. Wunderlich	✓
S. Hagge*
S. Tanda**
†
In addition, if elected, the Board determined that Ms. Marey-Semper will be an independent director and, prior to his resignation in May 2018, the Board determined that King Harris was an independent director.

*
Former President and CEO

**
Current President and CEO

        The Board has made its independence determination based on the following categorical standards, in addition to any other relevant facts and circumstances. These standards provide that a director generally will not be independent if:

  •
  The director is or has been an employee of the Company within the last three years or has an immediate family member who is or has been an executive officer of the Company within the last three years.

  •
  The director has received or an immediate family member has received, during any twelve-month period within the last three years, more than $120,000 in direct compensation from the Company other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service).

  •
  The director is, or has an immediate family member who is, a current partner of a firm that is the Company's internal or external auditor ("Firm").

  •
  The director is a current employee of such Firm.

  •
  The director has an immediate family member who is a current employee of such Firm and who personally works on the Company's audit.

  •
  The director was, or has an immediate family member who was, within the last three years but is no longer a partner or employee of such Firm and personally worked on the Company's audit within that time.

  •
  The director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of the Company's present executive officers at the same time serves or served on that company's compensation committee.

  •
  The director is a current employee or an immediate family member is a current executive officer of another company that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or 2% of such other company's consolidated gross revenues.

  •
  The director or an immediate family member is, or has been within the last three years, a director or executive officer of another company that is indebted to the Company, or to which the Company is indebted, if the total amount of either company's indebtedness for borrowed money to the other is or was 2% or more of the other company's total consolidated assets.

  •
  The director or an immediate family member is currently an officer, director or trustee of a charitable organization that in any of the last three fiscal years received from the Company, or any executive officer of the Company, annual charitable contributions to the organization that exceeded the greater of $1 million, or 2% of such charitable organization's gross revenue.

        The Board considers the following to be immaterial when making independence determinations:

  •
  If a director is an officer, director or trustee of a charitable organization or entity to which the Company has made grants or contributions in the past year of less than $100,000.

Executive Sessions

        Non-management directors meet regularly in executive sessions without management. "Non-management" directors are all those who are not Company officers. Executive sessions are led by a "Presiding Director." An executive session is held in conjunction with each regularly scheduled Board meeting and other sessions may be called by the Presiding Director in his or her own discretion or at the request of the Board. Mr. Fotiades has been designated as the Presiding Director.

Nomination of Directors

        In identifying and evaluating nominees for director, the Corporate Governance Committee takes into account the applicable requirements for directors under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the listing standards of the NYSE. The Board has established a maximum age limit for director nominees. Nominees must be 74 years old or younger at the time of election. In addition, the Corporate Governance Committee may take into consideration such factors and criteria as it deems appropriate, including, but not limited to:

Nominee Criteria

✓	Character
✓	Judgment
✓	Business experience and acumen
✓	Gender diversity
✓	International perspectives and cultural diversity
✓	Overall diversity of the Board

        In addition to candidates recommended by members of the Board or management, the Corporate Governance Committee also considers individuals recommended by stockholders. The Corporate Governance Committee evaluates candidates recommended for director by stockholders in the same way that it evaluates any nominee recommended by members of the Board or management. In order to recommend a candidate, stockholders must submit the individual's name and qualifications in writing to the Corporate Governance Committee (in care of the Secretary at Aptar's principal executive offices at 265 Exchange Drive, Suite 100, Crystal Lake, Illinois 60014) and otherwise in accordance with all of the procedures outlined under "Other Matters—Stockholder Proposals and Nominations" for a director nomination.

        The Corporate Governance Committee may engage outside advisors to identify potential director candidates from time to time. The effectiveness of the nomination process is evaluated by the Board each year as part of its annual self-evaluation and more formally by the Corporate Governance Committee as it evaluates and identifies director candidates.

Majority Voting Policy

        Our amended and restated by-laws require majority voting for the election of directors in uncontested elections. This means that a director nominee in an uncontested election must receive a number of votes "FOR" that director's election that exceeds the number of votes cast "AGAINST" that director's election. Our Corporate Governance Principles further provide that any incumbent director who does not receive a majority of "FOR" votes will promptly tender to the Board his or her resignation from the Board. The Corporate Governance Committee will consider the tendered resignation and recommend to the Board whether to accept or reject the tendered resignation, or whether other action should be taken. The Board will consider the recommendation and publicly disclose its decision within 120 days after the annual meeting. The director who tenders his or her resignation shall not participate in the recommendation of the Corporate Governance Committee or the decision of the Board with respect to his or her resignation.

Communications with the Board of Directors

        The Board has established a process for stockholders and other interested parties to communicate with the Board or an individual director, including the Presiding Director or the non-management directors as a group. A stockholder or other interested party may contact the Board or an individual director by writing to their attention at Aptar's principal executive offices at 265 Exchange Drive, Suite 100, Crystal Lake, Illinois 60014. Communications received in writing are distributed to the Board or to individual directors as appropriate in accordance with procedures approved by Aptar's independent directors.

BOARD MEETING ATTENDANCE

        The Board met 9 times in 2018. During 2018, no director attended fewer than 75% of the aggregate number of meetings of the Board held during such director's term and the committees on which each director then served. Aptar does not have a formal policy regarding director attendance at the annual meeting of stockholders. Messrs. Tanda and Harris attended the 2018 annual meeting.

COMMITTEE MEMBERSHIP AND MEETINGS HELD IN 2018

Name	Audit	Management Development and Compensation	Corporate Governance

A. Chevassus (I)			X

G. Fotiades (I)		X

M. Gomez Montiel (I)	X*

S. Hagge

G. Kampouri Monnas (I)		X*

A. Kramvis (I)	X

C. Owens (I)	X

J. Smith (I)			X*

S. Tanda

J. Wu (I)		X

R. Wunderlich (I)			X

Number of Meetings in 2018	8	5	4

X*—Chairperson; (I)—Independent Director

BOARD COMPENSATION

        Employees of Aptar do not receive any additional compensation for serving as members of the Board or any of its committees. In 2018, cash compensation of non-employee directors consisted of the following:

  (1)
  an annual retainer of $75,000;

  (2)
  additional annual retainers of:

    •
    $17,000 for the Chairperson of the Audit Committee

    •
    $15,000 for the Chairperson of the Management Development and Compensation Committee

    •
    $10,000 for the Chairperson of the Corporate Governance Committee

    •
    $11,000 for members of the Audit Committee

    •
    $7,000 for members of the Management Development and Compensation, Corporate Governance and Executive Committees; and

  (3)
  in lieu of the annual retainers, an annual fee of $165,000 for the Chairman of the Board, who is not an executive of Aptar.

        Following a review of a competitive analysis and benchmarking by Willis Towers Watson, in 2018, the Board approved $2,500, $2,000 and $15,000 increases to the annual retainers for the Management Development and Compensation Chairperson, Audit Committee Chairperson and Chairman of the Board, respectively.

        Each director is reimbursed for out-of-pocket expenses incurred while attending Board and committee meetings, and each director is eligible to participate in Aptar's matching gift program, which matches eligible charitable donations by employees and non-employee directors up to an aggregate of $6,000 annually per person. No retirement benefits or perquisites are provided to any non-employee director.

        In addition, each non-employee director received an equity grant under the 2018 Equity Incentive Plan with a grant date fair value equal to approximately $130,000, except for the Chairman of the Board, who received an equity grant with a grant date fair value equal to approximately $150,000. Accordingly, on May 2, 2018, each then-serving non-employee director (other than the Chairman of the Board) was granted 1,404 RSUs and the Chairman of the Board was granted 1,621 RSUs. The 2018 RSUs vest on May 1, 2019, subject to the non-employee director's continued service through such date.

        The following table includes fees paid in cash during 2018 and the grant date fair value of RSUs granted during 2018 to each non-employee director. Mr. Tanda, our Chief Executive Officer, does not receive additional compensation for service as a director of Aptar. Please see the 2018 Summary Compensation Table for the compensation received by Mr. Tanda in his capacity as Chief Executive Officer of the Company.

2018 DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)	All Other Compensation ($)(3)	Total ($)

A. Chevassus	82,000	129,954	—	211,954

G. Fotiades	165,000	150,040	—	315,040

M. Gomez Montiel	103,000	129,954	—	232,954

S. Hagge	75,000	129,954	3,000	207,954

K. Harris(4)	—	—	2,000	2,000

G. Kampouri Monnas	97,000	129,954	—	226,954

A. Kramvis	86,000	129,954	6,000	221,954

B. Craig Owens	86,000	129,954	6,000	221,954

J. Smith(5)	82,000	129,954	—	211,954

J. Wu	82,000	129,954	—	211,954

R. Wunderlich(5)	92,000	129,954	—	221,954

(1)
The amounts reported in this column represent the grant date fair value of RSUs granted during 2018, calculated using the closing market price of our common stock on May 2, 2018 ($92.56). As of December 31, 2018, Mr. Fotiades held 1,621 RSUs and each other non-employee director held 1,404 RSUs.

(2)
The aggregate number of options which were granted prior to May 6, 2015 and which remained outstanding as of December 31, 2018 for each non-employee director is as follows: A. Chevassus—9,500; G. Fotiades—38,000; S. Hagge—775,906 (all of which were granted prior to Mr. Hagge becoming a non-executive director and when he was an executive officer of the Company); A. Kramvis—9,500; and J. Smith—46,000. None of the other non-employee directors held outstanding options as of December 31, 2018.

(3)
Amounts reported include charitable contributions by Aptar, including under Aptar's matching gift program.

(4)
Mr. Harris retired from the Board in May 2018.

(5)
The fees for Dr. Smith and Mr. Wunderlich are decreased and increased, respectively, for $10,000 in recognition of Mr. Wunderlich's assistance with Corporate Governance Committee Chairman duties during 2017 and 2018.

PROPOSAL 2—ADVISORY VOTE ON EXECUTIVE COMPENSATION

        Pursuant to Section 14A of the Exchange Act, Aptar stockholders are being offered the opportunity to cast an advisory vote at the annual meeting to approve the compensation of Aptar's Named Executive Officers ("NEOs") as disclosed in the Compensation Discussion and Analysis ("CD&A") and tabular disclosures of this proxy statement. This is not a vote on the Company's general compensation policies or the compensation of the Board. We currently intend to submit an advisory vote on the compensation of our NEOs to our stockholders annually.

        Aptar's compensation philosophy and objectives are to fairly reward our executives for growing our business and increasing value to stockholders and to retain our experienced management team.

        The overall compensation program for NEOs includes an annual performance incentive element that rewards the NEOs for the Company's short-term performance and improvement in Company performance from the prior year, as well as equity-based elements (for 2018, RSUs and long-term performance incentive awards in the form of PRSUs) that provide for long-term compensation that is driven by our share performance and, therefore, is aligned with our stockholders' interests. The specific objectives of our compensation program are that a substantial portion of the NEOs' compensation should be performance-based and should be delivered in the form of equity-based awards. Our CD&A describes our compensation philosophy and objectives in more detail.

        The Board of Directors values the opinions of our stockholders. Although the resolution is advisory and non-binding, the Board will consider the outcome of the advisory vote when making future compensation decisions.

The Board of Directors recommends a vote FOR the following non-binding resolution:

"Resolved, that the compensation of the Company's NEOs, as disclosed pursuant to the executive compensation disclosure rules of the SEC, including the CD&A, tabular disclosures, and other narrative executive compensation disclosures in this proxy statement, is hereby approved."

PROPOSAL 3—RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2019

        Aptar is asking stockholders to ratify the Audit Committee's appointment of PricewaterhouseCoopers LLP ("PwC") as Aptar's independent registered public accounting firm for the fiscal year ending December 31, 2019. PricewaterhouseCoopers LLP has audited Aptar's consolidated financial statements annually for over 25 years.

        As described in its charter, the Audit Committee is responsible for the appointment, retention, termination, compensation and oversight of Aptar's independent registered public accounting firm. On an annual basis, the Audit Committee considers the engagement of the independent registered public accounting firm. In selecting PwC as Aptar's independent registered public accounting firm for fiscal 2019, the Audit Committee evaluated, among other factors:

  •
  PwC's performance during fiscal year 2018 and in previous fiscal years, including the quality of PwC's services, the sufficiency of PwC's resources and the quality of the Audit Committee's ongoing discussions with PwC;

  •
  PwC's tenure as the Company's independent registered public accounting firm and the depth of its understanding of our business, accounting policies and practices and internal control over financial reporting;

  •
  the professional qualifications of PwC, the lead audit engagement partner and other key engagement partners;

  •
  the scope of PwC's independence program and its processes for maintaining its independence;

  •
  the scope of PwC's internal quality control program and the results of its most recent quality control reviews, including reviews by the Public Company Accounting Oversight Board;

  •
  the appropriateness of PwC's fees for audit and non-audit services (on both an absolute basis and as compared to its peer firms); and

  •
  the relative benefits, challenges, overall advisability and potential impact of selecting a different independent registered public accounting firm.

        PwC rotates its lead audit engagement partner every five years; the Audit Committee interviews proposed candidates and selects the lead audit engagement partner.

        Representatives of PwC are expected to be present at the annual meeting and will have the opportunity to make a statement if they desire to do so. It is also expected that those representatives will be available to respond to appropriate questions.

Independent Registered Public Accounting Firm Fees

        The following table sets forth the aggregate fees (rounded to the nearest thousand) charged to Aptar by PwC for audit services rendered in connection with the audited consolidated financial statements and reports for the 2018 and 2017 fiscal years and for other services rendered during the 2018 and 2017 fiscal years to Aptar and its subsidiaries.

Fee Category:	2018	% of Total	2017	% of Total
Audit Fees	$3,720,000	82%	$3,931,000	90%
Audit-Related Fees	4,000	—	148,000	3%
Tax Fees	427,000	10%	215,000	5%
All Other Fees	380,000	8%	70,000	2%

Total Fees	$4,531,000	100%	$4,364,000	100%

        Audit Fees primarily represent amounts billed for the audit of Aptar's annual financial statements, including statutory audits of the financial statements at certain non-U.S. locations, the audit of our internal control over financial reporting, reviews of our quarterly financial statements, providing consents and reviewing documents to be filed with the SEC.

        Audit-Related Fees primarily represent amounts billed for evaluation of the Company's analysis of the implications of adopting a new accounting standard in the year preceding adoption.

        Tax Fees primarily represent amounts billed for services related to tax advice on the Company's global tax structure. Tax Fees also include tax compliance and preparation services including federal, state and international tax compliance and assistance with tax audits and appeals.

        All Other Fees primarily represent consulting services performed in connection with the Company's cybersecurity and risk assessment.

        The Audit Committee's policies and procedures require pre-approval for all audit and permissible non-audit services to be performed by Aptar's independent registered public accounting firm. These services are pre-approved by the entire Audit Committee; however, the Audit Committee may delegate to one or more of its members the authority to grant such pre-approvals provided that any such decision of such member or members must be presented to the full Audit Committee at its next scheduled meeting.

        The Board of Directors and the Audit Committee recommend a vote FOR the ratification of the appointment of PricewaterhouseCoopers LLP as the Independent Registered Public Accounting Firm for 2019.

EXECUTIVE OFFICER COMPENSATION

Compensation Discussion and Analysis

Executive Summary

        Following is a discussion and analysis of our compensation programs as they apply to our NEOs for 2018, namely:

  •
  Stephan B. Tanda, our President and Chief Executive Officer ("CEO");

  •
  Robert W. Kuhn, Executive Vice President, Chief Financial Officer ("CFO") and Secretary;

  •
  Eldon Schaffer, President of our Aptar Beauty + Home segment;

  •
  Gael Touya, President of our Aptar Pharma segment; and

  •
  Xiangwei Gong, President of Aptar Asia.

  Financial and Operational Highlights

        In 2018, Aptar achieved the following:

  •
  Record reported sales of $2.8 billion, an increase of 12% from the prior year;

  •
  Adjusted EBITDA of $551 million*;

  •
  Annual net income of $194.7 million;

  •
  Annual diluted earnings per share of $3.00;

  •
  Acquired CSP Technologies, a leader in active packaging technology;

  •
  25th consecutive year of paying an increased dividend; and

  •
  An ESG rating of "A" by MSCI ESG Ratings LLC, signed the Ellen MacArthur Foundation's New Plastics Economy Global Commitment and joined the World Business Council for Sustainable Development.

*
See the "Non-U.S. GAAP Measures" contained in the Company's Form 10-K, filed on February 21, 2019.

        In 2018, we also continued our strong total shareholder returns:

  •
  We achieved a 50% total shareholder return ("TSR") over the past five years, compared to:

  •
  23% TSR by our peer group;

  •
  34% TSR by the S&P 400 Index; and

  •
  50% TSR by the S&P 500 Index.

  Recent Executive Compensation Enhancements

        In 2018, we made the following executive compensation enhancements:

Annual Performance Incentives ("API")

Element	Change	Rationale

Performance Target Setting	Performance target setting based on improvement over prior year versus prior design of assessing performance relative to a fixed three-year average	• Communicates directly expectations for the current year and motivates improvement in Company performance from the prior year • Aligned with the Company's public financial disclosures

Metrics	To Adjusted EBITDA and core sales growth from return on equity and earnings per share under prior design

•

Places greater emphasis on driving profitable growth in near-term

•

Provides an incentive to achieve performance targets that are deemed critical to the business, our strategy and aligned with stockholder value creation

Transparency	Incentive curve leverage that is more aligned with market practices (0% for below threshold performance and 200% of target for maximum performance) as compared to prior design	• Alignment with market practice by providing common incentive curve and enhance clarity for participants

Long-term Performance Incentives ("LTI")

Element	Change	Rationale

Form of Award	To RSUs (40% of LTI) and PRSUs (60% of LTI) from stock options and cash-settled outperformance plan payments

•

Enhances performance-based incentive of LTI

•

Provides a greater percentage of compensation in the form of equity awards

•

Provides balance between performance-based and retention objectives of the LTI

•

Further aligns program with market practice

Metrics	Based on relative total shareholder return ("TSR") and return on invested capital ("ROIC") performance over three-year performance period; no vesting unless a threshold level of achievement is attained over the three-year performance period

•

Enhances incentive to achieve performance goals that are deemed critical to the business, our strategy and aligned with stockholder value creation

•

Enhances alignment of executives' interests with stockholder interests

  Executive Compensation Highlights

        Our compensation practices in place during 2018 for our NEOs included the following governance elements that we believe support our compensation philosophies and objectives:

Governance elements supporting compensation philosophies and objectives

✓	An independent Management Development and Compensation Committee
✓	Compensation Consultant, Willis Towers Watson, retained by and reporting directly to the Management Development and Compensation Committee
✓	Pay that is designed to be competitive, with a significant portion delivered as performance-based and at-risk compensation.

— A significant portion of our targeted annual compensation is performance-based and/or subject to forfeiture ("at-risk"), with emphasis on variable pay to reward short-and long-term performance measured against pre-established objectives determined by our Company's strategy and aligned with stockholder value creation.

— For 2018, performance-based compensation comprised approximately 51% of the target annual compensation for our CEO and, on average, approximately 42% of the target annual compensation for the other NEOs (other than Ms. Gong in light of her recent hire). The remaining components of 2018 target annual compensation consisted of base salary and service-based RSUs, with the Management Development and Compensation Committee viewing such RSUs as at-risk as their value fluctuates based on our stock price performance.
✓	Emphasis on future pay opportunity vs. current pay
— Our long-term incentive awards are equity-based and have multi-year vesting provisions to encourage retention.

— For 2018, long-term incentive compensation comprised approximately 55% of the target annual compensation for our CEO and, on average, approximately 49% of the target annual compensation for the other NEOs (other than Ms. Gong in light of her recent hire).
✓	Mix of performance metrics deemed supportive of our business strategy and compensation objectives
✓	Stock ownership guidelines, limits on NEO stock trading and prohibition of hedging or pledging Aptar equity securities
✓	Employment and change-in-control agreements that are designed to be competitive in markets in which we compete for executive talent
✓	Absence of tax gross-up agreements with NEOs, other than those related to relocation benefits or expatriate assignments
✓	Reasonable retirement plans
✓	Limited annual perquisites

        The following table lists the material elements of Aptar's 2018 executive compensation program applicable to the NEOs. The Management Development and Compensation Committee believes that the design of Aptar's executive compensation program balances fixed and variable compensation elements, provides alignment with Aptar's short and long-term financial and strategic priorities through the annual and long-term incentive programs, and provides alignment with stockholder interests.

Element	Description	Purpose	Factors Influencing Amount

Salary	— Fixed cash compensation — Reviewed annually and adjusted if appropriate	— Facilitate attraction and retention — Align with competitive market practice	Experience, market data, individual role and responsibilities and individual performance
Annual Performance Incentives ("API")

—

Variable cash incentive compensation based on improvements in Company performance from the prior year

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Company performance measured by Adjusted EBITDA improvement and core sales growth (1)

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No payouts unless a threshold level of achievement is attained

—

Participants may elect to receive up to 50% of API in RSUs

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Provide an incentive to achieve performance goals that are deemed critical to the business, our strategy and aligned with stockholder value creation

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Motivate improvement in Company performance from the prior year

Annual target opportunity determined annually based on market data, individual role and responsibilities and individual performance; payout based on improvements in Company and Segment performance from prior year and only if threshold level of achievement is attained
Long-term Performance Incentives ("LTI")	— RSUs	— Provide alignment with stockholder interest — Reward long-term success and growth — Facilitate retention

—

Intended target amount of all LTI awards is based on individual role and responsibilities and market data; three-year minimum vesting for all LTI awards

—

For PRSUs, vesting only occurs if a threshold level of achievement is attained

— PRSUs vest based on relative TSR and ROIC performance over three-year performance period, subject to a threshold level of achievement(2)

—

Provide alignment with stockholder interest

—

Provide an incentive to achieve performance goals that are deemed critical to the business, our strategy and aligned with stockholder value creation

—

Facilitate retention

(1)
For Schaffer, Touya and Gong, a portion of their API is based on the Adjusted EBITDA improvement and core sales growth in the NEOs' areas of responsibility. See "Annual Performance Incentives" below.

(2)
Total shareholder return (or TSR) is measured by share price appreciation of the Company's common stock over a three year performance period and reinvestment of dividends, and is compared to the TSR of the S&P 400 MidCap Index over such three year performance period.

Return on invested capital (or ROIC) is defined as earnings before interest, less taxes, divided by the Company's average capital (i.e., equity excluding currency effects + net debt).

Compensation Philosophy and Objectives

        Our compensation philosophy and objectives are, first and foremost, to fairly and competitively compensate our executives for growing our business and increasing value for stockholders and, secondly, to retain our experienced management team. The following factors are supportive of our compensation objectives:

  •
  Pay that is reasonable and performance-based;

  •
  Significant amount of pay that is at risk (both annual and long-term), with a substantial amount provided in equity (and therefore aligned with stockholders);

  •
  Stock ownership guidelines, limits on executive officer stock trading and prohibition of hedging or pledging Aptar equity securities;

  •
  Employment and change-in-control agreements that are designed to be competitive in markets in which we compete for executive talent;

  •
  Absence of tax gross-up agreements with named executive officers, other than those related to relocation benefits or expatriate assignments;

  •
  Reasonable retirement plans; and

  •
  Limited perquisites other than common perquisites provided in the context of expatriate assignments or related to relocation.

Stockholder Feedback on Compensation Practices

        The Management Development and Compensation Committee considered the continued support that our proposal on executive compensation received from stockholders at our 2018 annual meeting of stockholders, at which approximately 97% of votes cast (excluding abstentions and broker non-votes) were in favor of our compensation policies and practices. Therefore, no changes were made to our principal compensation policies or practices in response to the advisory vote.

Compensation Determination

        The Management Development and Compensation Committee takes into account an assortment of factors and reviews a variety of information before setting annual compensation levels, as listed on the following table:

Factors and Information Considered and Reviewed to Determine Compensation Levels

• Value in the experience of our senior management team and the importance of retaining them
• Past compensation levels
• Benchmarking against size-appropriate published general industry survey data
• Proxy data from the Company's compensation peer group (discussed below) for the CEO and CFO positions as a secondary reference point

        The Management Development and Compensation Committee has historically intended to create a compensation program for NEOs that generally targets total direct compensation (combined salary, annual performance incentives and long-term performance incentives) at the median of total direct compensation delivered to individuals with comparable duties and revenue responsibilities in companies similar in size to Aptar. The Management Development and Compensation Committee would consider setting total direct compensation above the 50th percentile should circumstances such as executive tenure, company performance or individual performance warrant above median positioning. The benchmarking study conducted by Willis Towers Watson in 2018, described in further detail below, noted the following high-level findings for our executive officers, including NEOs, as compared to general industry survey data:

  •
  Base salaries are at approximately the 50th percentile;

  •
  Target total cash compensation is positioned at approximately the 50th percentile;

  •
  Long-term performance incentives are positioned between the median and 75th percentile; and

  •
  Target total direct compensation, reflecting the sum of target total cash compensation and long-term incentives, is positioned between the median and 75th percentile.

        Aptar maintains a 20-company compensation peer group ("Peer Group") that was approved by the Management Development and Compensation Committee, which, for select NEOs, serves as a supplement to the general industry published survey data that remains as the primary data source given its deemed appropriateness from a size perspective. Additionally, the Peer Group is used for industry financial comparison purposes and as a source of data for compensation plan design characteristics. In consultation with Willis Towers

Watson, the following characteristics of the Peer Group are considered by the Management Development and Compensation Committee in assessing its reasonableness:

  •
  U.S. companies that either compete with Aptar for market share or operate in similar industries as Aptar;

  •
  Companies that compete with Aptar for capital;

  •
  Competitors for senior executive talent (i.e., where Aptar would recruit senior talent from, and potentially lose executives to);

  •
  Emphasis on companies with non-U.S. operations (i.e., a majority of the peers have a significant percentage of revenue attributable to foreign operations);

  •
  Whether companies list Aptar as a compensation peer;

  •
  Revenue and market capitalization in a range similar to that of Aptar; and

  •
  Feedback from management.

        The Peer Group does not represent an exhaustive or comprehensive list of all of Aptar's competitors. Rather, it includes a set of companies that meet the criteria above and have been approved by the Management Development and Compensation Committee for evaluating executive compensation. The Management Development and Compensation Committee will monitor the Peer Group for potential revisions in light of changing market or business conditions. Following a Peer Group review conducted in 2017, the following changes were made to the Peer Group to be used in connection with the Management Development and Compensation Committee's 2018 competitive analysis:

  •
  AEP Industries was removed due to its acquisition by Berry Global Group, Inc.; and

  •
  KapStone Paper and Packaging Corporation, Rayonier Advanced Materials, Inc., Sensient Technologies Corporation, and Stepan Company were added to the Peer Group based on the selection criteria noted above.

        The following companies are contained in the 2018 Peer Group:

Company

A. Schulman, Inc.	Bemis Company, Inc.

Berry Global Group, Inc.	Crown Holdings, Inc.

Graphic Packaging Holding Company	Greif, Inc.

H.B. Fuller Company	International Flavors & Fragrances, Inc.

KapStone Paper and Packaging Corporation	Owens-Illinois, Inc.

P.H. Glatfelter Company	Packaging Corporation of America

Rayonier Advanced Materials, Inc.	Sealed Air Corporation

Sensient Technologies Corporation	Siligan Holdings, Inc.

Sonoco Products Company	Stepan Company

TriMas Corporation	West Pharmaceutical Services, Inc.

        The Management Development and Compensation Committee reviews compensation survey information prepared by Willis Towers Watson for the CEO and other executive officer positions annually. Consistent with prior years, the compensation elements evaluated by Willis Towers Watson are base salary, target annual cash incentives, target total cash compensation (the sum of base salaries and target cash incentives), target LTI, and target total direct compensation (the sum of target total cash compensation and target LTI). In considering compensation for the CEO and CFO, the Management Development and Compensation Committee considered proxy peer group compensation data in addition to the compensation survey information prepared by Willis Towers Watson. When determining the 2018 compensation opportunities of executive officers other than Mr. Tanda, the Management Development and Compensation Committee also reviewed recommendations furnished by Mr. Tanda, including salary, target annual cash incentive and target LTI recommendations. In 2018, Mr. Tanda, participated in all discussions regarding salaries and incentive compensation for all of our executive officers, except during discussions regarding his own salary and incentive compensation. Mr. Tanda made suggestions or recommendations during these discussions; however, all deliberations and determinations regarding the compensation of our executive officers were made solely by the Management Development and Compensation Committee.

        Base salary, target annual incentive opportunities and long-term incentive grant values are provided by Willis Towers Watson from its proprietary U.S. and non-U.S. executive compensation surveys, which contain general industry data from hundreds of companies. Wherever possible, the market data are adjusted to Aptar's revenue size using regression analysis (based on Aptar's revenue and the respective position's responsibilities, as summarized below). The same compensation elements were also reviewed in Willis Towers Watson's peer group proxy analysis for Messrs. Tanda and Kuhn.

        Given the adjustments made to the data to reflect Aptar's revenue size, the Management Development and Compensation Committee does not consider the specific identities of the companies included in the surveys to be material for purposes of its compensation deliberations and, accordingly, the specific identities of the companies included within each survey sample are not disclosed to the Management Development and Compensation Committee.

        The information related to base salary and annual cash incentive compensation that was provided by Willis Towers Watson in 2018 was regressed for US data (French data is size-adjusted) based on the following annual revenue responsibilities, which are representative of Aptar's approximate revenue size:

  •
  CEO and CFO: corporate revenues of approximately $3 billion; and

  •
  Other NEOs: group/segment revenues ranging from $375 million to $1.5 billion, depending on the segment or area of responsibility.

        As noted earlier, based on Willis Towers Watson's benchmarking analysis that was furnished to the Management Development and Compensation Committee, Aptar's 2018 total direct compensation for the executive officers, including NEOs, in aggregate was positioned between the median and 75th percentile of the published survey data. Specifically, with respect to the CEO and CFO, most elements of total direct compensation were generally competitive with the 50th percentile with respect to the additional peer proxy statement analysis.

Elements of Our Compensation Programs

        We manage our business for the long-term benefit of all stakeholders and consequently we believe that it is important that our senior management receive a substantial portion of their compensation in the form of long-term incentives, or LTIs, with base salary and annual cash incentives representing a smaller percentage of annual compensation. Historically, a substantial portion of NEO LTI compensation has been delivered in the form of time-vested stock options and cash-settled outperformance awards. Additionally, RSUs have generally only been awarded in lieu of up to 50% of the executive's annual cash performance incentive, at the executive's election, or for retention purposes, as determined by the committee. Beginning in 2018, the Management Development and Compensation Committee replaced the prior LTI program structure of annual grants of stock options and cash-settled outperformance awards with annual equity grants of RSUs and PRSUs. The PRSUs vest based on relative TSR and ROIC performance over three-year performance period, subject to a threshold level of achievement. These changes are intended to:

  •
  Provide a greater percentage of compensation in the form of equity awards;

  •
  Enhance the performance-based incentives of the LTI plan;

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  Provide a balance between performance-based and retention objectives of the LTI plan;

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  Further align the interests of Aptar's executive officers with the long-term interests of the Company's stockholders; and

  •
  Enhance the retentive aspects of our executive compensation program.

        When determining the appropriate amount of equity compensation to be awarded to executive officers, the Management Development and Compensation Committee considers the value of the equity award relative to market practice and in consideration of total direct compensation. The 2018 LTI award for Ms. Gong was made in recognition of Ms. Gong's forfeited equity awards provided to her from her former employer and was established pursuant to an employment agreement between Ms. Gong and the Company. For a description of Ms. Gong's employment agreement, please see the information below under "Gong Employment Agreement."

        Salary.    The salary level of the CEO is established by the Management Development and Compensation Committee each January after evaluating individual performance and discussing the market data provided by Willis Towers Watson. The salary levels of other NEOs are also set each January after evaluating and discussing the recommendations of the CEO and reviewing any relevant market data provided by Willis Towers Watson for the other NEO positions. In 2018, the Management Development and Compensation Committee increased the salaries of our then-serving NEOs from the 2017 levels as follows:

Name	2018 Salary	2017 Salary	% Increase

Tanda	$1,030,000	$1,000,000	3%
Kuhn	$575,500	$556,000	4%
Schaffer	$534,000	$526,000	2%
Touya(1)	$515,841	$412,355	25%
Gong(2)	$450,000	—	—
(1)
In addition to the January 2018 salary increase, after reviewing the relevant market data as described above, Mr. Touya's salary was increased on September 1, 2018 to reflect his new responsibilities (Mr. Touya was appointed President of Aptar Pharma on September 1, 2018) and make his base salary more competitive with relevant market data for comparable positions. Mr. Touya's compensation is denominated in Euros and was translated to U.S. dollars using the average exchange rate for the year.

(2)
Ms. Gong's salary is annualized and was established pursuant to an employment agreement between Ms. Gong and the Company. For a description of Ms. Gong's employment agreement, please see the information below under "Gong Employment Agreement."

  Annual Performance Incentives ("APIs").

        Generally, APIs in the form of variable cash incentive compensation are provided to our NEOs. The APIs are designed to reward, when earned, achievement of performance goals that are deemed critical to the business, our strategy and aligned with stockholder value creation. For 2018, the Management Development and Compensation Committee included improvement measures as the Company performance goals for determining API payouts as it believed that the 2018 API amounts should reflect Aptar's financial performance improvement from the prior year and, accordingly, if Aptar's financial performance declined from the prior year, then no cash API payout would be awarded to the NEOs.

        For 2018, the amount of our NEOs' API was calculated based on (i) his or her target API opportunity and (ii) improvement in Company performance from the prior year, measured based on Adjusted EBITDA and core sales growth performance. For Ms. Gong, her API was prorated for the number of days she was employed by the Company in 2018. The target API opportunity is a percentage each NEO's base salary, and is determined annually based on market data, individual role and responsibilities and individual performance. For 2018, the target API opportunity for each of the NEOs was determined based on market data and the Company's historical pay practices with respect to such position.

        The following illustrates how the 2018 APIs were calculated:

        The Management Development and Compensation Committee used the following improvements in Company performance and weightings for 2018 to determine the amount of each NEO's 2018 API. The Management Development and Compensation Committee chose EBTIDA and core sales growth as performance measures because they are directly tied into goals that are deemed critical to the business, our strategy and aligned with stockholder value creation.

2018 API Performance for Corporate and Segments
Corporate and Segments Adjusted EBITDA(1) Growth vs Prior Year (Weighted 65% of Target)		Corporate and Segments Core Sales(2) Growth vs Prior Year (Weighted 35% of Target)

Growth Rate(3)	Performance Factor	Corporate(3)	Food + Beverage(3)	Beauty + Home(3)	Pharma(3)	Performance Factor

<0%	0%	<0%	<0%	<0%	<0%	0%
0%	50%	0.0%	0.0%	0.0%	0.0%	50%
5%	100%	4.0%	6.0%	3.0%	6.0%	100%
7%	125%	5.0%	7.0%	4.0%	7.0%	125%
10%	150%	6.0%	8.0%	5.0%	8.0%	150%
13%	175%	6.5%	9.0%	5.5%	9.0%	175%
15%	200%	7.0%	10.0%	6.0%	10.0%	200%

Actual Growth Rates
	Corporate and Segments Adjusted EBITDA Growth vs Prior Year (Weighted 65% of Target)	Corporate and Segments Core Sales Growth vs Prior Year (Weighted 35% of Target)

Corporate	8.7%	8.1%
Food + Beverage	–14.9%	4.7%
Beauty + Home	–4.4%	6.9%
Pharma	21.2%	11.7%
(1)
Adjusted EBITDA is defined as earnings before interest, taxes, depreciation and amortization; excluding acquisition costs, impact of acquisitions in the year acquired and a portion of transformation costs.

(2)
Core sales growth is defined as organic sales growth that excludes currency effects and acquisition effects in the past 12 months.

(3)
For performance below the threshold performance goal, no payout will be earned by the NEO with respect to such performance metric. For performance between performance levels, payout levels will be determined based on straight line interpolation.

        For Messrs. Schaffer and Touya and Ms. Gong, the performance factors are further weighted 40% Company performance and 60% on their respective areas of responsibility. Based on actual performance in 2018 and applying the weighting described above, the following performance factors were determined for 2018 and resulted in the following 2018 API (adjusted for rounding):

NEO	2018 Base Salary	Target %	Performance Factor	2018 API

Tanda	$1,030,000	115%	160%	$1,900,649

Kuhn	$575,500	75%	160%	$692,585

Schaffer	$534,000	75%	106%	$425,251

Touya(1)	$515,841	75%	134%	$438,575

Gong(2)	$450,000	75%	83%	$60,000

(1)
Mr. Touya's 2018 API was determined by prorating based on the number of days he was responsible for Aptar Food + Beverage and Aptar Pharma. Mr. Touya's 2018 API was denominated in Euros and translated at the spot rate on the grant date fair value of the award, which was February 28, 2019.

(2)
For Ms. Gong, her API was prorated for the number of days she was employed by the Company in 2018.

        The Management Development and Compensation Committee believes it is important to encourage executive officer stock ownership and provide a compensation opportunity that is weighted towards equity. For those reasons, an executive officer may elect to receive up to 50% of his or her cash API in the form of RSUs. If an executive elects to receive a portion of his or her annual performance cash incentive in RSUs, the executive will also receive an additional 20% of the elected amount in the form of RSUs. The value of each RSU is determined by the closing share price on the NYSE on the day preceding the date of grant. RSUs convert into shares of our common stock if the recipient is still employed by us or is an Aptar retiree on the date that RSUs vest. RSUs vest over a three-year period, with one third vesting on each of the first three anniversaries of the grant date. Recipients of RSUs may not vote the units in stockholder votes and they do not earn or receive any dividend payments on the units.

  Kuhn special recognition payment

        The Management Development and Compensation Committee awarded Mr. Kuhn an additional $250,000, one-time, award, payable half in cash and half in RSUs, in recognition of his exceptional leadership in connection with the CSP acquisition and leading Human Resources on an interim basis in 2018.

  Long-term Performance Incentives ("LTIs").

        We believe that LTI compensation in the form of equity awards provide a strong alignment between the interests of our NEOs and our stockholders. The Management Development and Compensation Committee generally seeks to provide equity award opportunities that are consistent with our compensation philosophy (with the potential for larger payments for exceptional performance). The Management Development and Compensation Committee also believes that long-term equity awards are an essential tool in promoting executive retention.

        2018 Design Enhancements.    In 2018, the Company replaced its prior practice of annual grants of stock options and cash-settled outperformance awards with an annual grant of RSUs and PRSUs. The Management Development and Compensation Committee made this change after considering market data, input from Willis Towers Watson and the committee's objectives of providing a significant portion of compensation in the form of equity compensation, linking the vesting of a significant portion of the LTIs to the achievement of pre-established performance goals and enhancing the retentive element of the program with the use of time-based RSUs.

  Setting Award Value:

        In early 2018, the Management Development and Compensation Committee granted the then-serving NEOs LTI awards. In approving the 2018 LTI awards, the committee approved the target amount of the LTI awards based on individual roles and responsibilities and market data. The 2018 LTI award for Ms. Gong was made in recognition of Ms. Gong's forfeited equity awards provided to her from her former employer and was established pursuant to an employment agreement between Ms. Gong and the Company. For a description of Ms. Gong's employment agreement, please see the information below under "Gong Employment Agreement." Once the LTI target award value was determined for each NEO, the award was divided between PRSUs and RSUs, weighted 60% and 40%, respectively.

        The following table sets forth the target award value, as of the date of grant, of the 2018 LTI award received by each NEO:

NEO	Target Value of LTI award

Stephan Tanda	$3,090,000

Bob Kuhn	$1,007,125

Eldon Schaffer	$934,500

Gael Touya(1)	€787,500

Xiangwei Gong(2)	—

(1)
The target award value for Mr. Touya's 2018 LTI grant translated to U.S. dollars at the grant date was $963,545.

(2)
Ms. Gong did not participate in the annual LTI program and, instead, received a grant of RSUs in connection with the commencement of her employment in November 2018. For a description of Ms. Gong's employment agreement, please see the information below under "Gong Employment Agreement."

  PRSUs.

        For 2018, the Committee granted PRSUs as 60% of the target LTI award, which vest based on the Company's ROIC and relative TSR performance, with potential vesting ranging from 0% to 200% of the target number of shares subject to the award (the "Target Shares"), as follows:

  •
  ROIC over the three-year performance period, which consists of 35% of the Target Shares. ROIC is defined as earnings before interest, less taxes, divided by the Company's capital (i.e., equity excluding currency effects + net debt). The Management Development and Compensation Committee established the ROIC performance levels to be achievable, but required the strong and consistent performance of the Company over the three-year performance period.

  •
  TSR relative to the S&P 400 MidCap Index over the three-year performance period, which consists of 65% of the Target Shares. TSR is measured by share price appreciation of the Company's common stock over the three-year performance period and reinvestment of dividends, as compared to the TSR of the S&P 400 MidCap Index over the performance period. For the TSR component, the vesting will be determined in accordance with the following schedule:

Performance Level	Company TSR Percentile Rank vs. S&P 400 MidCap Constituent Company Returns(1)	Percentage of Shares that Shall Vest

Below Threshold	Below the 25th percentile	0%

Threshold	25th percentile	50%

Target	50th percentile	100%

Maximum	75th percentile	200%

(1)
If the Company's TSR for the performance period is negative, the Management Development and Compensation Committee will have discretion to reduce the vesting levels as it deems appropriate, but in any event the vesting level of the award will not exceed target if the Company's TSR is negative during the performance period.

        Each NEO must be continuously employed through the last day of the performance period to receive his or her earned shares, except to the extent an event triggers accelerated vesting of the 2018 PRSUs under the terms of the award agreement or his or her employment or other agreement, as applicable.

        RSUs:    The remaining component of the 2018 LTI program consisted of time-based RSUs, which vest over a three-year service period, subject to the NEO's continued employment through the applicable vesting date except to the extent an event triggers accelerated vesting of the 2018 RSUs under the terms of the award agreement or his or her employment or other agreement, as applicable. As noted above, the committee introduced RSUs into the annual LTI program to further enhance the retentive aspect of the Company's executive compensation program and to further align the interests of our NEOs with the long-term interests of the Company's stockholders.

        Outstanding Outperformance Awards.    Prior to 2018, outperformance awards were granted to the then-serving NEOs on an annual basis, with vesting based on relative TSR over a three-year performance period. Specifically, the Outperformance TSR Plan provides that if the Company's TSR is equal to or exceeds the 50th percentile of the TSRs for companies that are included in the S&P 400 MidCap Index over a three-year performance period, the NEOs will be entitled to cash awards equal to a target percentage of base salary multiplied by a percentage determined by the relevant TSR as outlined in the table below.

Company TSR Percentile Rank vs. S&P 400 MidCap Constituent Company Returns	Percentage of Target Amount Earned

Below the 50th percentile	0%

50th percentile	100%

75th percentile	200%

90th percentile and above	250%

        Following the conclusion of 2018, payments were made with respect to the awards granted in 2016—approximately 141% of the target amount was earned over the three-year performance period ended in 2018.

NEO	Payout

Kuhn	$285,120

Schaffer	$269,280

Touya	€171,600

        Post-Termination compensation.    The employment agreements of our NEOs provide for guaranteed minimum salary levels, death benefits, non-competition clauses and post-termination commitments. The post-termination commitments do not significantly affect the Management Development and Compensation Committee's decisions concerning other compensation elements. We believe that the post-termination commitments included in the NEOs' agreements are not substantially different from what is typical at other companies with revenues similar to those of Aptar. Additional information about the employment agreements, including definitions of key terms and a quantification of benefits that would have been received by our NEOs had termination occurred on December 31, 2018, is found under "Potential Payments Upon Termination of Employment."

        Retirement Plan Arrangements.    We also offer pension plans to our employees, including NEOs. Additional information regarding our pension plans is found under "Pension Benefits."

        We maintain profit sharing and savings plans for our employees, including NEOs. These plans permit employees to make such savings in a manner that is relatively tax efficient.

        Perquisites.    Perquisites have historically not been a significant percentage of overall NEO compensation and therefore generally do not affect the decisions of the Management Development and Compensation Committee when determining other elements of compensation. These perquisites can include a company-provided automobile, memberships in social and professional clubs, and supplemental life insurance, among others. In addition, the Company provides competitive perquisites for NEOs on an expatriate assignment, which it believes are consistent with local market practices. The Management Development and

Compensation Committee believes it is necessary to provide NEOs with perquisites similar to those provided by other companies in order to recruit and retain the best executive talent. The Management Development and Compensation Committee reviews the perquisites provided to its NEOs on a regular basis.

Gong Employment Agreement

        In connection with the commencement of her employment with the Company, Ms. Gong entered into an employment agreement with the Company similar to the employment agreements with our other US-based NEOs with the exception of providing certain sign-on compensation and expatriate benefits to reflect her service in China. In recognition of the fact that Ms. Gong forfeited certain equity awards provided to her by her former employer, her employment agreement provides for the one-time grant of RSUs with a grant date value of $1 million and vesting in three annual installments on November 5, 2019, 2020 and 2021, subject to Ms. Gong's continued employment through the applicable vesting date. Ms. Gong also received a "sign-on bonus" of $200,000 in recognition of forfeited bonus that she would have received from her former employer. Pursuant to her employment agreement, Ms. Gong will receive expatriate benefits relating to her current international assignment in China, which began in October 2018. The additional benefits that she receives are directly related to the additional expenses Ms. Gong incurs as a result of her China assignment. Her benefits include (i) automobile and driver (including insurance, maintenance, reasonable fuel, taxes and vehicle registration costs), (ii) dependent schooling, (iii) international health insurance, (iv) travel for two (2) annual trips to the United States for Ms. Gong and her immediate family, (v) housing allowances, (vi) tax equalization payments and preparation services, and (vii) reimbursement for repatriation to the United States upon certain termination events.

Stock Ownership

        Under the stock ownership guidelines, the executive officers must own Company common stock and/or hold RSUs representing a value that is as follows: for the CEO, five times his or her base salary; for the remaining executive officers, one times their base salary. Under the guidelines, executive officers have to achieve the respective levels of ownership within a phase-in period consisting of five years from the date such executive officer attains their respective position. As of December 31, 2018, every NEO is either in compliance with the guidelines or within the phase-in period.

Management Development and Compensation Committee's Use of Consultants and Consultant's Independence

        The Management Development and Compensation Committee of our Board of Directors has responsibility for approving the compensation programs for our NEOs and acts pursuant to a charter that has been approved by our Board and is available through the Corporate Governance link on the Investor Relations page of the Aptar website located at: investors.aptar.com. Under this charter, the Management Development and Compensation Committee has the authority to retain outside advisers as deemed necessary, and in 2018 the Management Development and Compensation Committee retained Willis Towers Watson, a global human resources consulting firm. The Management Development and Compensation Committee has determined that Willis Towers Watson is independent according to the advisor independence factors outlined by the NYSE. In making this independence determination, the Management Development and Compensation Committee recognized that Willis Towers Watson provides other services to the Company. The Management Development and Compensation Committee determined that the nature of these other services, described below, together with protocols implemented by Willis Towers Watson, did not give rise to any conflict of interest. Fees paid to Willis Towers Watson for services rendered in 2018 to the Management Development and Compensation Committee for executive compensation consultation (including the proxy and survey benchmarking, participation in meetings with Aptar and its Management Development and Compensation Committee and other requests from the Management Development and Compensation Committee) totaled approximately $219,000. Management also engaged Willis Towers Watson for other services that were provided to the Company, primarily related to compensation market survey data, employee engagement surveys and retirement/actuarial analysis. These services were also considered by the Management Development and Compensation Committee in connection with its independence determination of Willis Towers Watson, and totaled approximately $768,000 in fees.

Stock Trading Guidelines

        We have an Insider Trading Policy that applies to senior management, including our NEOs. The Insider Trading Policy prohibits our senior management from engaging in selling short our common stock or engaging in hedging, pledging or offsetting transactions regarding our common stock.

Compensation Committee Report

        The Management Development and Compensation Committee of the Board of Directors oversees Aptar's compensation program on behalf of the Board. In fulfilling its oversight responsibilities, the Management Development and Compensation Committee reviewed and discussed with management the Compensation Discussion and Analysis set forth in this proxy statement.

        In reliance on the review and discussions referred to above, the Management Development and Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2018 and this proxy statement.

Management Development and Compensation Committee
Giovanna Kampouri Monnas (Chair) George L. Fotiades Jesse Wu

2018 SUMMARY COMPENSATION TABLE

        The table below contains compensation information for the NEOs of Aptar. For information concerning the objectives of our compensation program, including an analysis of individual compensation elements awarded in 2018, see our "Compensation Discussion and Analysis."

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	Changes in Pension Value and Nonqualified Deferred Compensation Earnings ($)(5)	All Other Compensation ($)(6)	Total ($)

Stephan B. Tanda	2018	1,030,000	—	4,230,125	—	950,325	288,445	1,540,290	8,039,185
President and	2017	916,667	—	1,326,000	1,900,005	530,000	352,936	1,267,737	6,293,345
Chief Executive Officer (effective February 1, 2017)
Robert W. Kuhn	2018	575,500	125,000	1,572,584	—	346,293	43,200	20,529	2,683,106
Executive Vice President	2017	556,000	—	1,658,700	824,997	222,400	375,094	21,267	3,658,458
and Chief Financial Officer	2016	540,000	—	462,915	575,990	218,700	218,210	22,407	2,038,222
Eldon Schaffer	2018	534,000	—	1,189,568	—	212,626	—	16,012	1,952,206
President, Aptar	2017	526,000	—	1,536,114	824,997	128,870	275,907	18,108	3,309,996
Beauty+Home	2016	510,000	—	339,278	575,990	124,950	164,401	19,710	1,734,329
Gael Touya(7)	2018	515,841	—	1,131,212	—	263,145	—	37,896	1,948,094
President,	2017	412,355	—	824,899	700,003	112,542	419,801	29,366	2,498,966
Aptar Food+Beverage	2016	359,756	—	220,347	452,564	111,618	345,310	25,994	1,515,589
Xiangwei Gong	2018	96,196	200,000	1,000,000	—	60,000	—	72,280	1,428,476
President, Aptar Asia (effective October 15, 2018)
(1)
Includes the cash portion of Mr. Kuhn's $250,000, one-time, payment in recognition of his exceptional leadership in connection with the CSP acquisition and leading Human Resources on an interim basis in 2018. The remaining $125,000 was granted as RSUs in lieu of cash.

Includes for Ms. Gong a "sign-on bonus" of $200,000 in recognition of forfeited bonus that she would have received from her former employer.

(2)
Stock Award compensation for Messrs. Tanda, Kuhn, Schaffer and Touya includes the fair value of RSUs granted in lieu of a portion of the executive's annual performance incentive for that year, at the executive's election, and additional RSUs granted to an executive officer who made such election. The value of the additional RSUs granted represents 20% of the value of the annual performance incentive (non-equity incentive compensation plan amount) that was taken in the form of RSUs in lieu of cash. RSUs vest over a three-year period. The number of RSUs granted to Messrs. Tanda, Kuhn, Schaffer and Touya with respect to 2018 performance is included in the table below. The number of RSUs granted was determined by dividing the amount of the annual performance incentive taken in RSUs and the additional 20% on that amount by the market price of our common stock on February 28, 2019, discounted for dividends not received during the vesting period.

	Amounts Included In Stock Awards Column Above Taken In Lieu Of Cash ($)/(# RSUs)	Amounts Included In Stock Awards Column For Additional 20% On Amounts Taken In Lieu of Cash ($)/(# RSUs)	Combined Total ($)/(# RSUs)

S. Tanda	$950,324/9,580	$190,065/1,916	$1,140,389/11,496
R. Kuhn	$471,293/4,751	$94,259/950	$565,551/5,701
E. Schaffer	$212,626/2,143	$42,525/429	$255,151/2,572
G. Touya	$175,430/1,768	$35,086/354	$210,516/2,122

  Stock Award Compensation also includes RSUs and PRSUs that are granted in connection with NEOs' 2018 LTI, as described above under "Long-term Performance Incentives" and Ms. Gong's sign-on RSU award described under "Gong Employment Agreement."

  RSUs in connection with 2018 LTI grants were granted to Messrs. Tanda, Kuhn, Schaffer and Touya on February 28, 2018 at the closing market price on that day of $89.42. RSUs were granted to Ms. Gong on November 5, 2018 at the closing market price on that day of $103.21.

	# RSUs	$
S. Tanda	13,822	$1,235,963
R. Kuhn	4,505	$402,837
E. Schaffer	4,180	$373,776
G. Touya	4,119	$368,321
X. Gong	9,689	$1,000,000

  PRSUs in connection with 2018 LTI grants were granted to Messrs. Tanda, Kuhn, Schaffer and Touya on February 28, 2018. Amounts shown in the column regarding PRSUs do not reflect dollar amounts actually received by the NEOs. Instead, these amounts represent the aggregate grant date fair value of the TSR portion of PRSUs granted in the year indicated computed in accordance with ASC Topic 718. The grant date fair value of the PRSUs is determined using a Monte-Carlo simulation model and based upon a discounted cash flow analysis of the probability-weighted payoffs of a share-based payment assuming a variety of possible stock price paths and represents the estimate of aggregate compensation cost to be recognized over the requisite service period determined as of the grant date under ASC Topic 718, while the grant date fair value of the ROIC portion of the PRSUs is determined based on the probable satisfaction of the performance conditions at the time of grant and the closing stock price on such date in accordance with ASC Topic 718.

	# PRSUs	$
S. Tanda	16,621	$1,853,773
R. Kuhn	5,417	$604,196
E. Schaffer	5,027	$560,641
G. Touya	4,953	$552,375

  The amounts included in the Stock Awards column for the PRSUs granted during 2018 are calculated based on the probable satisfaction of the performance conditions for such awards as of the date of grant. Assuming the highest level of performance is achieved for the portion of the PRSUs relating to the ROIC component, the maximum grant date fair value for the ROIC component would be as follows: Mr. Tanda—$1,297,842; Mr. Kuhn—$422,957; Mr. Schaffer—$392,464; and Mr. Touya—$386,742. Under FASB ASC Topic 718, the vesting condition related to the TSR portion of the PRSUs is considered a market condition and not a performance condition. Accordingly, there is no grant date fair value below or in excess of the amount reflected in the table above for the NEOs that could be calculated and disclosed based on achievement of the underlying market condition. Assumptions used in the calculation of the expense related to the stock awards can be found in Note 16, "Stock-Based Compensation" to Aptar's audited financial statements for the year ended December 31, 2018, included in Aptar's Annual Report on Form 10-K filed with the SEC on February 21, 2019 ("Aptar's Financial Statements").

(3)
Option Award values represent the grant date fair values determined in accordance with FASB ASC Topic 718. Assumptions used in the calculation of the expense related to options can be found in Note 16, "Stock-Based Compensation" to Aptar's audited financial statements for the year ended December 31, 2018, included in Aptar's Annual Report on Form 10-K filed with the SEC on February 21, 2019 ("Aptar's Financial Statements").

(4)
Amounts reported in this column represent the cash portion received under the API and are presented in the fiscal year in which they were earned. These amounts were paid in February of the following year once the consolidated financial results of Aptar were completed. Please see footnote 2 above for a summary of the RSU component of the API, which was awarded in early 2019 and is reflected in the table above as 2018 compensation.

(5)
All of these amounts relate to changes in pension values. Assumptions used to calculate the change in the present value of accrued benefits were the same as those disclosed in Note 9, "Retirement and Deferred Compensation Plans" to Aptar's Financial Statements.

(6)
The amount of other compensation in 2018 includes Company contributions to profit sharing and savings plans, premiums related to Company-provided term life insurance and supplemental disability insurance, and amounts related to a Company-provided automobile for all NEOs. The amount of other compensation in 2018 for Mr. Tanda includes payments for moving expenses of approximately $265,000, compensation related to forfeited long term incentive plan amounts upon his employment at Aptar of approximately $1,218,000 and payable in accordance with his employment agreement and approximately $28,000 related to Company provided disability insurance. The amounts included for moving expenses are valued on the basis of the amounts paid directly to Mr. Tanda or the service provider, as applicable. The amount of other compensation in 2018 for Mr. Touya includes Company contributions related to a profit share program of approximately $23,000. The amount of other compensation for Ms. Gong includes payments for Company provided auto of approximately $14,000, housing of approximately $19,000 and approximately $39,000 related to dependent schooling.

(7)
Mr. Touya's compensation is denominated in Euros and was translated to U.S. dollars using the average exchange rate for the year, except for the annual performance incentive amount which was translated using the spot exchange rate on the date the amount was determined.

2018 GRANTS OF PLAN-BASED AWARDS

        The table below sets forth all plan-based awards granted to NEOs in 2018.

2018 GRANTS OF PLAN-BASED AWARDS
									All Other Stock Awards: Number of Shares of Stock or Units (#)(4)	All Other Option Awards: Number of Securities Underlying Options (#)
			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (2)			Estimated Possible Payouts Under Equity Incentive Plan Awards (3)					Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(5)
Name	Grant Date	Grant Type(1)	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)

S. Tanda	2/28/18	RSU	—	—	—	—	—	—	13,822	—	—	1,235,963
	2/28/18	RSU	—	—	—	—	—	—	7,113	—	—	636,000
	2/28/18	PRSU	—	—	—	3,629	16,621	33,241	—	—	—	1,853,773
	—	API	592,250	1,184,500	2,369,000	—	—	—	—	—	—	—
R. Kuhn	2/28/18	RSU	—	—	—	—	—	—	4,505	—	—	402,837
	2/28/18	RSU	—	—	—	—	—	—	2,985	—	—	266,880
	2/28/18	PRSU	—	—	—	1,183	5,417	10,834	—	—	—	604,196
	—	API	215,813	431,625	863,250	—	—	—	—	—	—	—
E. Schaffer	2/28/18	RSU	—	—	—	—	—	—	4,180	—	—	373,776
	2/28/18	RSU	—	—	—	—	—	—	1,729	—	—	154,644
	2/28/18	PRSU	—	—	—	1,097	5,027	10,053	—	—	—	560,641
	—	API	200,250	400,500	801,000	—	—	—	—	—	—	—
G. Touya	2/28/18	RSU	—	—	—	—	—	—	4,119	—	—	368,321
	2/28/18	RSU	—	—	—	—	—	—	1,007	—	—	90,034
	2/28/18	PRSU	—	—	—	1,081	4,953	9,905	—	—	—	552,375
	—	API	193,440	386,881	773,760	—	—	—	—	—	—	—
X. Gong	11/5/18	RSU	—	—	—	—	—	—	9,689	—	—	1,000,000
	—	API	35,156	70,313	140,625
(1)
During fiscal year 2018, NEOs received three types of plan-based awards: PRSUs, RSUs and Annual Performance Incentives (in cash) ("API").

(2)
Amounts represent threshold and maximum API opportunities under the 2018 API. For Ms. Gong, her API opportunity was prorated for the number of days she was employed by the Company in 2018. The amount actually paid to each NEO is included in the Stocl Awards column and the Non-Equity Incentive Plan Compensation column in the 2018 Summary Compensation Table. See "Compensation Discussion and Analysis—Elements of Our Compensation Programs—Annual Performance Incentives" for further information regarding the 2018 API.

(3)
Amounts represent PRSUs that vest over the 2018-2020 performance period based on the Company's ROIC and TSR performance. See "Compensation Discussion and Analysis—Elements of Our Compensation Programs—Long-term Performance Incentives" above for more information about the PRSUs, including the pre-established performance periods and performance measures, and see footnotes to the "2018 Outstanding Equity Awards at Fiscal Year-End" table below for a description of the PRSU vesting schedules.

(4)
Awards granted on February 28, 2018 represent RSUs granted to (i) Messrs. Tanda, Kuhn, Schaffer and Touya at their election to receive RSUs in lieu of a portion of their 2017 annual performance incentive (paid/awarded in 2018) and an additional 20% of the elected amount granted to those officers making such election, which were previously reported as compensation in the 2017 Summary Compensation Table and (ii) time-based RSUs in connection with the 2018 LTI program. See "Compensation Discussion and Analysis—Elements of Our Compensation Programs—Long-term Performance Incentives" above for more information regarding the RSUs, including vesting schedules. Awards granted on November 5, 2018 represent a sign-on award and vests pro-rata over a three-year period.

(5)
RSUs and PRSUs reflected in this column are reported in accordance with FASB ASC 718 (excluding the effect of estimated forfeitures) and, in the case of the PRSU awards, based upon the probable outcome of certain performance conditions.

2018 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

        The table below provides information on the holdings of stock option and stock awards by the named executive officers as of December 31, 2018. The equity awards reported in the Option Awards column consist of non-qualified stock options. The equity awards in the Stock Awards column consist of Outperformance awards, RSUs and PRSUs.

2018 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Option Exercise Price ($)(2)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(3)	Market Value of Shares or Units of Stock That Have Not Vested ($)(4)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)

S. Tanda		—	—	—	—	20,935	1,969,355	—		—
		—	—	—	—	——	—	22,356	(5)	2,102,982	(7)
	01/18/17	—	—	—	—	—	—		(6)	750,000	(6)
	02/10/17	26,945	106,893	74.79	02/10/27	—	—	—		—
R. Kuhn		—	—	—	—	27,093	2,548,639	—		—
		—	—	—	—	—	—	7,287	(5)	685,441	(7)
	01/11/12	35,000	—	51.80	01/11/22	—	—	—		—
	01/16/13	50,000	—	51.57	01/16/23	—	—	—		—
	01/15/14	50,000	—	68.00	01/15/24	—	—	—		—
	01/14/15	50,663	—	64.60	01/14/25	—	—	—		—
	02/05/16	36,260	18,130	71.12	02/05/26	—	—	—		—
	01/18/17	—	—	—	—	—	—		(6)	208,500	(6)
	02/10/17	23,206	46,414	74.79	02/10/27	—	—	—		—
E. Schaffer		—	—	—	—	24,502	2,304,903	—		—
		—	—	—	—	—	—	6,761	(5)	636,031	(7)
	01/12/11	20,000	—	48.20	01/12/21	—	—	—		—
	01/11/12	35,000	—	51.80	01/11/22	—	—	—		—
	01/16/13	50,000	—	51.57	01/16/23	—	—	—		—
	01/15/14	50,000	—	68.00	01/15/24	—	—	—		—
	01/14/15	50,663	—	64.60	01/14/25	—	—	—		—
	02/05/16	36,260	18,130	71.12	02/05/26	—	—	—		—
	01/18/17	—	—	—	—	—	—		(6)	197,250	(6)
	02/10/17	23,206	46,414	74.79	02/10/27	—	—	—		—

2018 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Option Exercise Price ($)(2)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(3)	Market Value of Shares or Units of Stock That Have Not Vested ($)(4)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)

G. Touya		—	—	—	—	14,143	1,330,432	—		—
		—	—	—	—	—	—	6,661	(5)	626,624	(7)
	01/14/15	10,000	—	64.60	01/14/25	—	—	—		—
	02/05/16	28,490	14,245	71.12	02/05/26	—	—	—		—
	01/18/17	—	—	—	—	—	—		(6)	146,593	(6)
	02/10/17	19,690	39,382	74.79	02/10/27	—	—	—		—
X. Gong	11/5/18	—	—	—	—	9,689	911,444	—		—
(1)
Stock options vest over a three-year period, with one third becoming exercisable on each anniversary of the grant date, and have a ten-year term. The unexercisable options become exercisable (vest) in the months indicated:

	February 2019	February 2020	Total
S. Tanda	53,446	53,447	106,893
R. Kuhn	41,337	23,207	64,544
E. Schaffer	41,337	23,207	64,544
G. Touya	33,936	19,691	53,627
(2)
Stock options are granted with an exercise price equal to closing price of Aptar's common stock on the NYSE on the date of grant.

(3)
Stock awards represent RSUs that were granted in lieu of a portion of the annual performance incentive taken in cash, and awards granted at the discretion of the Management Development and Compensation Committee, sign-on RSUs and beginning in 2018, RSUs as part of the LTI program. RSUs granted generally vest over a three-year period, with restrictions lapsing on one third of the units on each of the first three anniversaries of the grant date. The Retention Awards of RSUs granted in 2017 to Messrs. Kuhn, Schaffer and Touya cliff vest on the third anniversary of the grant date. The following numbers of units vest for each respective executive officer in the months indicated:

	February 2019	November 2019	January 2020	February 2020	November 2020	February 2021	November 2021	Total
S. Tanda	6,977	—	—	6,978	—	6,980	—	20,935
R. Kuhn	4,489	—	16,434	3,672	—	2,498	—	27,093
E. Schaffer	3,456	—	16,434	2,641	—	1,971	—	24,502
G. Touya	2,107	—	8,217	2,109	—	1,710	—	14,143
X. Gong	—	3,229	—	—	3,230	—	3,230	9,689
(4)
The market value of RSUs that have not yet vested is calculated using the closing price of Aptar's common stock on the NYSE on December 31, 2018, which was $94.07 per share.

(5)
Amounts represent PRSUs that vest over the 2018-2020 performance period based on the Company's ROIC and TSR performance. In accordance with the SEC executive compensation disclosure rules, the amounts reported related to PRSUs in this column are based on achieving maximum vesting levels for the TSR portion and threshold vesting levels for the ROIC portion.

(6)
Represents legacy Outperformance Awards, which are dollar denominated rather than share denominated awards. The Outperformance Awards will vest based on the Company's relative TSR performance over the 2017-2019 performance period. The Outperformance award payout value associated with Mr. Touya's grants are denominated in Euros and translated at exchange rate on the grant date.

(7)
The market value of PRSUs that have not vested is calculated using the closing price of Aptar's common stock on the NYSE on December 31, 2018, which was $94.07.

2018 OPTION EXERCISES AND STOCK AWARDS VESTED

        The table below provides information on stock option exercises and stock awards vested in 2018.

2018 OPTION EXERCISES AND STOCK AWARDS VESTED
		Stock Options		Stock Awards Vested
Name	Grant Type(1)	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(2)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(3)

S. Tanda		26,500	446,520	—	—
R. Kuhn	OA	—	—	—	285,120
		10,000	494,420	—	—
	RSU	—	—	2,600	232,492
E. Schaffer	OA	—	—	—	269,280
		20,000	1,074,902	—	—
	RSU	—	—	2,161	193,237
G. Touya	OA	—	—	—	196,294
		15,000	570,778	—	—
	RSU	—	—	399	35,679
(1)
During fiscal year 2018, two types of stock awards vested: Outperformance awards and RSUs.

(2)
Value realized represents the difference between the closing price on the NYSE of Aptar's common stock on the date of exercise and the exercise price of the option award.

(3)
For vested RSUs, the value realized represents the closing price on the NYSE of Aptar's common stock on the date of vesting multiplied by the number of shares vested. For Outperformance awards, the value realized represents the payouts earned over the applicable performance period (2016-2018).

EMPLOYMENT AGREEMENTS

  Tanda Employment Agreement

        Mr. Tanda's employment agreement provides for employment through December 31, 2020, unless earlier terminated, at a minimum salary of $1,071,000 (which is the 2019 salary approved by the Management Development and Compensation Committee) per year, which amount may be increased (but not decreased) over the term of the agreement. The employment agreement automatically extends for one additional year each January 1st, unless terminated, but may not be extended beyond December 31, 2030. In recognition of the fact that Mr. Tanda forfeited certain equity awards provided to him by his former employer, his Employment Agreement provides for the payment of the cash value of such awards scheduled to vest in 2017, 2018 and 2019, subject to Mr. Tanda's continued employment with the Company on the respective scheduled vesting dates.

        If Mr. Tanda's employment ends on account of death, Mr. Tanda's estate will receive one-half of the base salary that Mr. Tanda would have received until the second anniversary of his death. If his employment ends due to the expiration of the employment agreement as a result of non-renewal by Aptar, Mr. Tanda is entitled to receive an amount equal to one year's base salary, his target annual performance incentive and the medical, disability and life insurance benefits he would have otherwise received for a period of one year following the expiration date. If Mr. Tanda is terminated without "cause," he is entitled to receive 1.5 times (i) his base salary then in effect and (ii) the greater of (x) his target annual performance incentive for the year in which he was terminated and (y) the average of the annual performance incentives paid to him for the two preceding years, paid in 18 equal monthly installments, as well as the medical, disability and life insurance benefits he would have otherwise received for a period of 18 months following the termination date.

        After a "change in control" (as defined in the employment agreement), if Mr. Tanda's employment is terminated by Aptar or its successor other than for "cause," disability or death, or if Mr. Tanda terminates his employment for "good reason," in each case within two years following the change in control, Mr. Tanda is entitled to receive a lump-sum payment equal to (i) three times his highest annualized salary during the 12 month period preceding the termination and (ii) three times the average of the annual performance incentives in respect of the three years immediately preceding the year in which the change in control occurs, plus a prorated annual performance incentive equal to an amount at least equal to the average of the annual performance incentives in respect of the three years immediately preceding the year in which the change in control occurs, as well as the continuation of medical, disability and life insurance benefits for three years.

        The employment agreement also contains certain noncompetition and nonsolicitation covenants prohibiting Mr. Tanda from, among other things, becoming employed by a competitor of Aptar for a period of 18 months or two years following termination (depending on the nature of the termination).

  Employment Agreements of Other NEOs

        The employment agreements of Messrs. Kuhn and Schaffer and Ms. Gong have a term of three (3) years, and provide (i) for automatic extensions, as of each January 1st commencing January 1, 2019, for one additional year unless either Aptar or the executive terminates such automatic extension by written notice to the other party at least 30 days prior to the automatic extension date, but in no event will continue later than December 31st of the year in which the executive turns 65 and (ii) that Messrs. Kuhn and Schaffer and Ms. Gong will receive minimum annual salaries of $600,000, $550,000, and $450,000 respectively (which are the 2019 salaries that were approved by the Management Development and Compensation Committee). These annual salaries may be increased (but not decreased) over the remaining terms of the agreements. In addition to participation in executive benefit programs on the same basis as other executives, Messrs. Kuhn and Schaffer and Ms. Gong are entitled to additional term life and supplementary long-term disability insurance coverage.

        If the employment of Messrs. Kuhn, Schaffer or Ms. Gong ends on account of death, the executive's estate will receive one-half of the annual salary that the executive would have received until the second anniversary of the executive's death. If the employment of Messrs. Kuhn, Schaffer or Ms. Gong ends due to the expiration of the agreement, the executive is entitled to receive an amount equal to one year's base salary (based on the salary then in effect) and medical and life insurance benefits the executive would have otherwise received for a period of one year following the expiration date. If Messrs. Kuhn, Schaffer or Ms. Gong terminates the agreement without "good reason" (as defined in the agreement), the executive is not entitled to payments or benefits under the employment agreement (other than certain accrued amounts and plan benefits which by their terms extend beyond termination of employment). If Messrs. Kuhn, Schaffer or Ms. Gong is terminated without "cause" (as defined in the agreement), the executive is entitled to receive the executive's base salary then in effect (at the times it would have been paid) until the date on which the agreement was scheduled to expire.

        After a change in control of Aptar, if Messrs. Kuhn, Schaffer or Ms. Gong are terminated by Aptar or its successor other than for cause, disability or death, or if Messrs. Kuhn, Schaffer or Ms. Gong terminates the executive's employment for "good reason," in each case within two years following the change in control, Messrs. Kuhn and Schaffer and Ms. Gong are entitled to receive a lump-sum payment equal to (x) two and one-half times the executive's highest annualized salary during the 12 month period preceding the termination and (y) two and one-half times the average of the annual performance incentives in respect of the three fiscal years of Aptar immediately preceding the fiscal year in which the change in control occurs, plus a prorated annual performance incentive equal to an amount at least equal to the average of the annual performance incentives in respect of the three fiscal years of Aptar immediately preceding the fiscal year in which the change in control occurs, as well as the continuation of medical, disability, and life insurance benefits for two and one-half years.

        The employment agreement of Mr. Touya is in accordance with the French Collective Bargaining Agreement of the Plastics Industry. The agreement of Mr. Touya remains in effect for an unlimited period; however, the Company and Mr. Touya have the right to terminate the agreement according to local law. The agreement provides for minimum annual salary to Mr. Touya of $555,500 (which is the 2019 local currency salary approved by the Management Development and Compensation Committee translated using the December 31, 2018 exchange rate). The agreement contains certain noncompetition and nonsolicitation covenants prohibiting Mr. Touya from, among other things, becoming employed by a competitor of Aptar for a period of two years following termination (regardless of the reason for termination except for gross misconduct) and that Mr. Touya will receive payments as described under "Potential Payments Upon Termination of Employment."

        For information regarding termination benefits, including benefits provided pursuant to employment agreements with the NEOs, see "Potential Payments Upon Termination of Employment."

PENSION BENEFITS

U.S. Employees

        Substantially all of the U.S. employees of Aptar and its subsidiaries are eligible to participate in the Aptar Pension Plan. Employees are eligible to participate after six months of credited service and become fully vested after five years of credited service. The annual benefit payable to an employee under the Pension Plan upon retirement is computed as a straight life annuity equal to the sum of the separate amounts the employee accrues for each of his or her years of credited service under the Plan. Such separate amounts are determined as follows: for each year of credited service through 1988, 1.2% of such year's compensation up to the Social Security wage base for such year and 1.8% (2% for years after 1986) of such year's compensation above such wage base, plus certain increases put into effect prior to 1987; for each year after 1988 through the year in which the employee reaches 35 years of service, 1.2% of such year's "Covered Compensation" and 1.85% of such year's compensation above such "Covered Compensation" and for each year thereafter, 1.2% of such year's compensation. The employee's compensation under the Pension Plan for any year includes all salary, commissions and overtime pay and, beginning in 1989, annual performance incentives, subject to such year's limit applicable to tax-qualified retirement plans. The employee's "Covered Compensation" under the Pension Plan for any year is generally the average of the Social Security wage base for each of the 35 years preceding the employee's Social Security retirement age, assuming that such year's Social Security wage base will not change in the future. Normal retirement under the Pension Plan is age 65 and reduced benefits are available as early as age 55 provided that the employee has completed 10 years of service. If an employee has completed 10 years of service and elects to retire and receive pension benefits before age 65, the benefit will be calculated in the same manner as under normal retirement conditions, but will be permanently reduced for each month the benefit commences prior to age 65. The reduction factors are: 1/180 for each of the first 60 months, and 1/360 for each additional month that is in advance of the normal retirement age. Benefits are not subject to reduction for Social Security benefits or other offset items.

        U.S. employees of Aptar and its subsidiaries participating in the Pension Plan are also eligible for Aptar's non-qualified supplemental retirement plan ("SERP"). The annual benefit payable to an employee under the SERP upon retirement is computed as a straight life annuity equal to the sum of the separate amounts the employee accrues for each of his or her years of credited service under the SERP. The annual accrued benefits are determined as follows: for each year of credited service through the year in which the participant reaches 35 years of service, 1.85% of the participant's "Supplemental Earnings;" and for each year after 35 years of credited service, 1.2% of such year's "Supplemental Earnings." "Supplemental Earnings" is generally the difference between (i) the participant's earnings calculated as if the limitation of Section 401(a)(17) of the Internal Revenue Code were not in effect and (ii) the participant's recognized earnings under the Pension Plan. Participants who terminate service prior to being eligible for retirement (i.e., age 65 or age 55 with 10 years of credited service) will forfeit all accrued benefits under the SERP. The SERP provides for the vesting of all accrued benefits to those not already retirement eligible under the plan in the event of a change of control.

        Mr. Touya is a resident of Europe and does not participate in the U.S. pension benefit plans, but as described below, is entitled to other pension benefits.

Non-U.S. Employees

        Mr. Touya is entitled to certain retirement indemnity benefits in accordance with the Collective Bargaining Agreement of the French Plastics Industry ("Collective Pension"). Such benefits are based on a formula that takes salary and years of service into consideration. In addition, Mr. Touya is eligible for benefits pursuant to a supplemental pension plan available to certain French executives ("Supplemental Pension"). This plan provides participants with an annual pension compensation for life, subject to cost of living adjustments, of up to 10% of the average annual salary and bonus paid to a participant in the five years preceding retirement, the total of the amounts received by the employee according to the Collective Pension and the Supplemental Pension being subject to a ceiling equal to 55% of the average annual salary and bonus paid to a participant in the five years preceding retirement. In the event of a participant's death after retirement, the plan provides a surviving spouse with annual payments of 60% of the participant's Supplemental Pension for life. Pension benefits would normally commence at age 67, which is the legal retirement age in France, but reduced benefits are available after age 62 if the employment contract is terminated by the company after age 57.

        The table below includes information relating to the defined benefit retirement plans of each NEO Assumptions used to determine the present value of accumulated benefit as of

December 31, 2018 are the same as those found in Note 9, "Retirement and Deferred Compensation Plans" to Aptar's Financial Statements.

2018 PENSION BENEFITS
Name	Plan Name(1)	Number of Years of Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)

S. Tanda	Employees' Retirement Plan	2	70,314	—
	Supplemental Retirement Plan	2	571,067	—
R. Kuhn	Employees' Retirement Plan	31	767,864	—
	Supplemental Retirement Plan	31	920,150	—
E. Schaffer	Employees' Retirement Plan	30	616,691	—
	Supplemental Retirement Plan	30	544,337	—
G. Touya	Retirement Indemnities	24	242,291	—
	Pension Plan	24	797,518	—
X. Gong(2)			—	—
			—	—
(1)
The retirement indemnities and pension plan of Mr. Touya represent non-qualified pension plans. The AptarGroup, Inc. Employees' Retirement Plan (Employees' Retirement Plan) is a qualified plan and the AptarGroup, Inc. Supplemental Executive Retirement Plan (Supplemental Retirement Plan) is a non-qualified plan.

(2)
Ms. Gong had no accrued Pension Benefits as of December 31, 2018.

POTENTIAL PAYMENTS UPON TERMINATION OF EMPLOYMENT

        The following table provides information concerning potential payments or other compensation that could have been awarded to the named executive officers if any of the various termination scenarios presented below occurred on December 31, 2018.

Name	Normal Expiration of Employment Agreement	Voluntary or With Cause Termination	Involuntary Termination	Involuntary or Good Reason Termination After a CIC	Disability	Death

S. Tanda
Cash Payment	3,000,963	70,314	4,466,288	8,170,649	686,701	1,030,000
Continuation of Medical/Welfare Benefits	45,317	—	67,976	135,951	—	—
Acceleration of Time Vesting RSUs and Options (Value as of 12/31/18)	—	—	—	4,030,233	4,030,233	4,030,233
Outperformance Awards(1)	—	—	1,055,000	1,582,500	1,055,000	1,055,000
PRSUs(2)	—	—	—	700,994	700,994	700,994
Total Termination Benefits	3,046,280	70,314	5,589,264	14,620,327	6,472,928	6,816,227
R. Kuhn
Cash Payment	575,500	—	2,093,585	3,441,502	383,686	575,500
Continuation of Medical/Welfare Benefits	18,148	—	—	45,371	—	—
Acceleration of Time Vesting RSUs and Options (Value as of 12/31/18)	—	—	1,545,946	3,859,584	3,859,584	3,859,584
Outperformance Awards(1)	—	—	578,410	725,055	578,410	578,410
PRSUs(2)	—	—	—	228,480	228,480	228,480
Total Termination Benefits	593,648	—	4,217,941	8,299,992	5,050,160	5,241,974

Name	Normal Expiration of Employment Agreement	Voluntary or With Cause Termination	Involuntary Termination	Involuntary or Good Reason Termination After a CIC	Disability	Death

E. Schaffer
Cash Payment	534,000	—	1,493,251	2,432,618	356,018	534,000
Continuation of Medical/Welfare Benefits	17,904	—	—	44,759	—	—
Acceleration of Time Vesting RSUs and Options (Value as of 12/31/18)	—	—	—	3,615,849	3,615,849	3,615,849
Outperformance Awards(1)	—	—	546,745	685,478	546,745	546,745
PRSUs(2)	—	—	—	212,010	212,010	212,010
Total Termination Benefits	551,904	—	2,039,996	6,990,714	4,730,622	4,908,604
G. Touya
Cash Payment	436,667	—	875,242	1,930,028	291,126	436,667
Continuation of Medical/Welfare Benefits	—	—	—	—	—	—
Acceleration of Time Vesting RSUs and Options (Value as of 12/31/18)	—	—	—	2,416,639	2,416,639	2,416,639
Outperformance Awards(1)	—	—	409,422	515,985	409,422	409,422
PRSUs(2)	—	—	—	208,875	208,875	208,875
Total Termination Benefits	436,667	—	1,284,664	5,071,527	3,326,062	3,471,603
X. Gong
Cash Payment	450,000	—	988,000	1,335,000	300,015	450,000
Continuation of Medical/Welfare Benefits	19,254	—	—	48,134	—	—
Acceleration of Time Vesting RSUs and Options (Value as of 12/31/18)	—	—	—	911,444	911,444	911,444
Outperformance Awards(1)	—	—	—	—	—	—
PRSUs(2)	—	—	—	—	—	—
Total Termination Benefits	469,254	—	988,000	2,294,578	1,211,459	1,361,444

(1)
This row assumes that potential payouts will be based on Aptar's relative TSR compared to the S&P 400 MidCap Index as of December 31, 2018. However, since the payout values associated with the Outperformance awards are based on the Company's relative TSR against the S&P 400 MidCap Index over a 3-year performance period, we are unable to currently determine the actual payout values associated with the 2017 Outperformance awards. See the discussion under "Outperformance Awards" in the "Compensation Discussion and Analysis" for further information regarding the vesting of the Outperformance awards.

(2)
For scenarios which provide for payments, this row assumes a maximum payout under the PRSU award and is prorated based on one third of the completed performance period.

Normal Expiration of Employment Agreement

        As a condition to the employment agreements of Messrs. Tanda, Kuhn, and Schaffer and Ms. Gong each would receive his/her current base salary amount as well as benefits currently provided, including current health and welfare benefits (consisting of health and term life premiums) for a period of one year following the normal expiration date of his/her agreement. Amounts would be paid and benefits would be provided on a monthly basis for twelve months. With expiration within the first five (5) years of his start date, Mr. Tanda is entitled to a lump sum payment equal to the present value of any qualified pension benefits he would lose in connection with such termination. Mr. Tanda would also receive his target annual performance incentive for the year in which he was terminated due to expiration of his employment agreement, paid on a monthly basis for the 12 months following the termination. The employment agreement of Mr. Touya has no expiration date.

Voluntary or With Cause Termination

        Messrs. Kuhn and Schaffer and Ms. Gong are not entitled to additional benefits if they voluntarily terminate their employment prior to the normal expiration of their respective agreements or they are terminated with cause. With voluntary termination within the first five (5) years of his start date, Mr. Tanda is entitled to a lump sum payment equal to the present value of any qualified pension benefits he would lose in connection with such termination. With voluntary termination, Mr. Touya may receive monthly payments in accordance with the non-competition clauses of his contracts equal to 50% of his former monthly salary for a period of two years from the date of termination. Such payments would not be made in the event of a termination with cause, generally defined as gross misconduct. Equity awards and Outperformance awards granted to NEOs continue to vest upon retirement (and in the case of PRSUs and Outperformance awards, are paid on a pro-rated performance period). For a description of the value of outstanding equity awards as of December 31, 2018, see the second paragraph under "Involuntary or Good Reason Termination After a Change in Control" below.

Involuntary Termination

        For Messrs. Kuhn and Schaffer and Ms. Gong amounts shown above represent their base salaries, annual performance incentive amounts and amounts paid in connection with Outperformance awards. Amounts would be paid on a monthly basis for the remaining term of each respective agreement. If Mr. Tanda is terminated without "cause," he is entitled to receive 1.5 times (i) his base salary then in effect and (ii) the greater of (x) his target annual performance incentive for the year in which he was terminated and (y) the average of the annual performance incentives paid to him for the two preceding years, paid in 18 equal installments, as well as the medical, disability and life insurance benefits he would have otherwise received for a period of 18 months following the termination date. Termination of Mr. Tanda within the first five (5) years of his start date, would also entitle Mr. Tanda to a lump sum payment equal to the present value of any qualified pension benefits he would lose in connection with such termination. Cash payment amounts shown for Mr. Touya represent payments that would be required under the Collective Bargaining Agreement of the French Plastics Industry and monthly payments in accordance with the non-competition clauses of his respective contracts equal to 50% of his former monthly salary for a period of two years from the date of termination. The Collective Bargaining Agreement of the French Plastics Industry provides for an indemnity to be paid upon involuntary termination of employment that is based on the number of years of service and on the average monthly total compensation paid during the last twelve months ("Monthly Salary"). This indemnity is equal to 4.4 times the Monthly Salary in total for the first 13 years of service plus 0.5 times the Monthly Salary for each year thereafter. Except as described below, no payments would be made in connection with PRSUs regarding an involuntary termination.

        For Messrs. Kuhn, Schaffer and Touya if they are terminated without cause or, with respect to a retiree-eligible participant, retire upon learning that they will be terminated without cause, the 2017 Retention Awards vest immediately on the date of termination or retirement, as applicable.

Involuntary or Good Reason Termination After a Change in Control ("CIC")

        Cash payment amounts shown for Mr. Tanda represent, according to his employment agreements and the CIC provisions therein, three times his highest annualized salary during the 12-month period preceding the termination and three times the average of his annual performance incentive amounts earned or payable in the past three fiscal years, as well as a prorated annual performance incentive. The cash payment amounts shown for Messrs. Kuhn, Schaffer and Touya and Ms. Gong represent, according to their employment agreements and the CIC provisions therein, two and one-half times their highest annualized salary during the 12 month period preceding the termination and two and one-half times the average of their annual performance incentive amounts earned or payable in the past three fiscal years, as well as a prorated annual performance incentive. Cash payments under this scenario would be lump sum payments that would be expected to be paid within approximately 30 days following the date of termination. The employment agreement of Mr. Tanda also provides for the continuation of health and welfare benefits currently provided, for a period of three years following the date of termination. The agreements of Messrs. Kuhn, Haffar, Schaffer and Touya and Ms. Gong also provide for the continuation of health and welfare benefits currently provided, for a period of two and one-half years following the date of termination. Cash payment amounts shown for Mr. Touya are identical to the payments described above under "Involuntary Termination" in accordance with his agreements.

        Aptar's employee stock option and RSU agreements, PRSU agreements and the Outperformance TSR Plan, provide for the acceleration of vesting upon a CIC. The amounts shown represent the value of unvested stock options and the market value of RSUs as of December 31, 2018. The Outperformance award amounts are based on Aptar's actual relative TSR compared to the S&P 400 MidCap Index for 2018. The PRSUs amounts are based on a maximum payout under the PRSU award and is prorated based on one third of the completed performance period. Further information regarding unvested stock options, RSUs and PRSUs can be found under "Outstanding Equity Awards at Fiscal Year-End." The accelerated stock option values included in the above table represent the difference between the closing price of Aptar's common stock on the NYSE on December 31, 2018 ("Closing Price") which was $94.07 per share, and the exercise prices of the respective unvested stock options multiplied by the number of unvested stock options. The accelerated RSU values included in the above table represent the Closing Price multiplied by the number of unvested RSUs.

Disability

        The employment agreements of Messrs. Tanda, Kuhn and Schaffer and Ms. Gong provide for payments equal to a minimum of approximately 66.67% of their base salary while they are disabled, until they reach the age of 65. A portion of the payments are covered under insurance policies paid for by Aptar. The cash payment amounts included in the above table for Messrs. Tanda, Kuhn and Schaffer and Ms. Gong represent one year of disability payments under this scenario. In addition, Aptar's employee stock option, RSU agreements and PRSU agreements provide for the acceleration of vesting in the event of disability. Further information regarding the value of accelerated equity grants shown in the above table can be found in the preceding paragraph.

Death

        Upon death, the employment agreements of Messrs. Tanda, Kuhn and Schaffer and Ms. Gong provide their estates with one-half of their annual salary that they would have received until the second anniversary of their death. Aptar's employee stock option, RSU agreements and PRSU agreements provide for the acceleration of vesting in the event of death and the values shown in the table above for this scenario are the same as those shown under the Disability and Involuntary or Good Reason Termination After a CIC scenarios.

CIC without Termination

        The named executive officers are not entitled to additional benefits if there is a CIC without termination within two years of the CIC event other than the acceleration of equity award and Outperformance award vesting.

Non-compete Information

        The agreements of Messrs. Tanda, Kuhn and Schaffer and Ms. Gong require that during the employment period and for one year thereafter in the case of either termination for good reason following a CIC or termination without cause, or for two years following termination for any other reason, that each executive will not (i) compete directly or indirectly with the Company or (ii) solicit employees or customers of the Company. The agreement of Mr. Touya requires that, for a period of two years following termination, he will not (i) compete directly or indirectly with the Company or (ii) solicit employees or customers of the Company, and that under this arrangement, he will receive monthly payments equal to 50% of his former monthly salary for a period of two years from the date of termination. Payments would not be made to Mr. Touya if he was terminated with cause, defined as gross misconduct.

Pension Related Benefits

        Information concerning pension benefits can be found under the heading "Pension Benefits."

CEO PAY RATIO

        As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, Aptar is providing the following disclosure about the relationship of the annual total compensation of our employees to the annual total compensation of Stephan Tanda, our President and CEO. To better understand this disclosure, we think it is important to give context to our operations. As a global organization, approximately 81% of our employees are located outside of the United States, with approximately 7,300 employees located in Europe and 2,500 employees located in Asia and South America. We strive to create a competitive global compensation program in terms of both the position and the geographic location in which the employee is located. As a result, our compensation program varies amongst each local market in order to allow us to provide a competitive compensation package.

Pay Ratio

        For 2018:

  •
  The median of the annual total compensation of all of our employees, other than Mr. Tanda, was $40,206.

  •
  Mr. Tanda's annual total compensation was $8,039,185.

  •
  Based on this information, the ratio of the annual total compensation of Mr. Tanda to the median of the annual total compensation of all employees is estimated to be 200 to 1.

Supplemental Ratio

  •
  Several items included in Mr. Tanda's compensation were unique to his recruitment to join Aptar. In particular, the amount of other compensation in 2018 for Mr. Tanda includes (i) payments for moving expenses of approximately $265,000, and (ii) compensation of approximately $1.218 million related to long term incentive awards that were forfeited upon his resignation from his prior employer to join Aptar. If these recruitment amounts were excluded from Mr. Tanda's compensation for the pay ratio disclosure, the ratio of the annual total compensation of Mr. Tanda to the median of the annual total compensation of all employees is estimated to be 163 to 1. This supplemental ratio should not be viewed as a substitute for the ratio noted above.

Identification of Median Employee

        For purposes of the foregoing CEO pay ratio disclosure, we were required to identify the "median employee" of our worldwide workforce, without regard to their location, compensation arrangements or employment status (full-time versus part-time) and then determine the annual total compensation that "median employee" earned during 2018. We first determined our "median employee" during 2017 for purposes of determining our CEO pay ratio for that year (our "2017 CEO Pay Ratio") by identifying the employee whose compensation was at the median of the compensation of our employee population (other than our CEO) for 2017. The applicable SEC rules require us to identify a "median employee" only once every three years, as long as there have been no material changes in our employee population or employee compensation arrangements that we reasonably believe would result in a significant change to our CEO pay ratio disclosure. Because there have been no material changes in our employee population or employee compensation arrangements that we believe would significantly impact the Company's CEO pay ratio disclosure, we are using the same "median employee" for our 2018 CEO Pay Ratio that we used for our 2017 CEO Pay Ratio, although we have updated the calculation of the total compensation earned by that employee for 2018.

        For the 2017 Pay Ratio, we used the following methodology:

  1.
  We selected December 31, 2017 as the date on which to determine our median employee.

  2.
  As of that date, we had had approximately 11,700 employees, with approximately 2,100 employees based in the United States and 9,600 employees located outside of the United States. We applied the allowed "de minimis" exception to exclude 566 employees in the following countries: Russia (82); Indonesia (140); and India (344). If we excluded any employees from a country using this de minimis exception, all employees from that country were excluded. After taking into account the de minimis exemption, approximately 2,100 employees in the United States and approximately 9,000 employees located outside of the United States were considered for identifying the median employee.

  3.
  For purposes of identifying the median employee from our employee population base, we considered the total cash compensation earned by our employees, as compiled from our payroll records. We selected total cash compensation as it reflects the principal forms of compensation delivered to all of our employees and this information is readily available in each country. In addition, we measured compensation for purposes of determining the median employee using the 12-month period ended December 31, 2017. Compensation paid in foreign currencies was converted to U.S. dollars using the spot exchange rate at December 31, 2017.

  4.
  In determining the annual total compensation of the median employee, such employee's compensation was calculated in accordance with Item 402(c)(2)(x) of Regulation S-K, as required pursuant to the SEC executive compensation disclosure rules.

EQUITY COMPENSATION PLAN INFORMATION

        The following table provides information, as of December 31, 2018, relating to Aptar's equity compensation plans pursuant to which grants of options, restricted stock units or other rights to acquire shares may be granted from time to time. Aptar does not have any equity compensation plans that were not approved by stockholders.

Plan Category	Number of Securities to Be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)		Weighted Average Exercise Price of Outstanding Options, Warrants and Rights (b)		Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (excluding Securities reflected in Column (a)) (c)

Equity compensation plans approved by stockholders(1)	7,247,732	(2)	$65.59	(3)	1,062,763
(1)
Plans approved by stockholders include director and employee equity award plans.

(2)
Includes 261,487 RSUs and 69,990 PRSUs.

(3)
RSUs and PRSUs are excluded when determining the weighted average exercise price of outstanding options.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, DIRECTORS AND MANAGEMENT

        The following table contains information with respect to the beneficial ownership of common stock, as of March 8, 2019, by (a) the persons known by Aptar to be the beneficial owners of more than 5% of the outstanding shares of common stock, (b) each director or director nominee of Aptar, (c) each of the executive officers of Aptar named in the Summary Compensation Table above, and (d) all directors and executive officers of Aptar as a group.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
	Shares Owned		Options Exercisable or RSUs Vesting Within 60 Days of March 8, 2019
Name	Number of Shares(1)	Percentage(2)

The Vanguard Group(3) 100 Vanguard Boulevard, Malvern, PA 19355	6,569,057	10.4	—
State Farm Mutual Automobile Insurance Company(4) One State Farm Plaza, Bloomington, IL 61710	6,444,169	10.2	—
Blackrock, Inc.(5) 55 East 52nd Street, New York, NY 10055	5,529,612	8.8	—
Alain Chevassus	26,800	*	10,904
George L. Fotiades	50,061	*	39,621
Xiangwei Gong	31	*	—
Maritza Gomez Montiel	4,033	*	1,404
Stephen J. Hagge(6)	844,624	1.3	777,310
Giovanna Kampouri Monnas	17,373	*	10,904
Andreas C. Kramvis	16,300	*	10,904
Robert W. Kuhn	326,409	*	286,466
Isabel Marey-Semper	—	—	—
B. Craig Owens	1,404	*	1,404
Eldon Schaffer	306,466	*	306,466
Dr. Joanne C. Smith(7)	59,047	*	47,404
Stephan B. Tanda	113,756	*	80,391
Gael Touya	97,244	*	92,116
Jesse Wu	1,404	*	1,404
Ralf K. Wunderlich	8,869	*	1,404
All Directors and Executive Officers as a Group (17) persons)(8)	1,919,602	3.0	1,691,935

*
Less than one percent.

(1)
Except as otherwise indicated below, beneficial ownership means the sole power to vote and dispose of shares. Number of shares includes options exercisable and RSUs vesting within 60 days of March 8, 2019.

(2)
Based on 63,013,495 shares of common stock outstanding as of March 8, 2019 plus, with respect to any person, stock options and RSUs held by any such person that are exercisable or vest within 60 days of that date.

(3)
The information as to The Vanguard Group and related entities ("Vanguard") is derived from a statement on Schedule 13G with respect to the common stock as of December 31, 2018, filed with the SEC pursuant to Section 13(d) of the Exchange Act. Such statement discloses that Vanguard has the sole power to vote 31,940 shares, the sole power to dispose of 6,537,375 shares, the shared power to vote 7,890 shares and the shared power to dispose of 31,682 shares.

(4)
The information as to State Farm Mutual Automobile Insurance Company and related entities is derived from a statement on Schedule 13G with respect to the common stock as of December 31, 2018, filed with the SEC pursuant to Section 13(d) of the Exchange Act.

(5)
The information as to Blackrock, Inc. ("Blackrock") and related entities is derived from a statement on Schedule 13G with respect to the common stock as of December 31, 2018, filed with the SEC pursuant to Section 13(d) of the Exchange Act. Such statement discloses that Blackrock has the sole power to vote 5,265,240 shares and the sole power to dispose of 5,529,612 shares.

(6)
Mr. Hagge shares the power to vote and dispose of 9,438 shares.

(7)
Dr. Smith shares the power to vote and dispose of 11,303 shares.

(8)
Includes 20,741 shares as to which voting and disposing power is shared other than with directors and executive officers of Aptar.

TRANSACTIONS WITH RELATED PERSONS

        Aptar or one of our subsidiaries may occasionally enter into transactions with certain "related persons." Related persons include our executive officers, directors, nominees for directors, a beneficial owner of more than 5% of our common stock and immediate family members of these persons. We refer to transactions involving amounts in excess of $120,000 and in which the related person has a direct or indirect material interest as "related person transactions." Each related person transaction must be approved or ratified in accordance with Aptar's written Related Person Transactions Policy by the Audit Committee of the Board of Directors. Each member of the Audit Committee is considered a "disinterested" director and therefore are approving related person transactions from this perspective.

        The Audit Committee considers all relevant factors when determining whether to approve a related person transaction including, without limitation, the following:

  •
  the size of the transaction and the amount payable to a related person;

  •
  the nature of the interest of the related person in the transaction;

  •
  whether the transaction may involve a conflict of interest; and

  •
  whether the transaction is on terms that would be available in comparable transactions with unaffiliated third parties.

        The following are not considered related person transactions:

  •
  executive officer or director compensation which has been approved by the Management Development and Compensation Committee of the Board of Directors;

  •
  indebtedness incurred with a beneficial owner of more than 5% of any class of voting securities of the Company;

  •
  indebtedness incurred for the purchase of goods or services subject to usual trade terms, for ordinary business travel and expense payments, and for other transactions in the ordinary course of business; and

  •
  any transaction in which a person is deemed a Related Person solely on the basis of such person's equity ownership and all holders of that class of equity receive the same benefit on a pro rata basis.

        Pursuant to this policy, the Audit Committee approves or ratifies all related person transactions, including those involving NEOs and directors. Since January 1, 2018, there have been no related person transactions for which disclosure is required under SEC rules.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Based solely upon a review of reports and written representations furnished to it, Aptar believes that during 2018 all filings with the SEC by its executive officers and directors and beneficial owners of more than 10% of its common stock complied with requirements for reporting ownership and changes in ownership of Aptar's common stock pursuant to Section 16(a) of the Exchange Act.

AUDIT COMMITTEE REPORT

        Management is responsible for Aptar's internal controls and the financial reporting process. The independent registered public accounting firm is responsible for performing an independent audit of Aptar's consolidated financial statements in accordance with generally accepted auditing standards, including the effectiveness of internal controls, and issuing a report thereon. The Audit Committee's responsibility is to assist the Board in fulfilling its responsibility for overseeing the quality and integrity of the accounting, auditing and financial reporting practices of Aptar.

        During the course of the fiscal year ended December 31, 2018, management completed the documentation, testing and evaluation of the Company's system of internal control over financial reporting in response to the requirements set forth in Section 404 of the Sarbanes-Oxley Act of 2002 and related regulations. Management and the independent registered public accounting firm kept the Audit Committee apprised of the progress of the documentation, testing and evaluation through periodic updates, and the Audit Committee provided advice to management during this process.

        The Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent registered public accounting firm. Management has represented to the Audit Committee that the consolidated financial statements were prepared in accordance with generally accepted accounting principles. Also, the Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board ("PCAOB") and the SEC.

        In addition, the Audit Committee has received the written disclosures and letter from the independent registered public accounting firm as required by the PCAOB regarding the independent registered public accounting firm's communication with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm its independence from Aptar and Aptar's management. In considering the independence of Aptar's independent registered public accounting firm, the Audit Committee took into consideration the amount and nature of the fees paid to this firm for non-audit services as described under "Proposal 3—Ratification of the Appointment of PricewaterhouseCoopers LLP as the Independent Registered Public Accounting Firm for 2019".

        Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the audited consolidated financial statements be included in Aptar's Annual Report on Form 10-K for the year ended December 31, 2018, for filing with the SEC.

Audit Committee
Maritza Gomez Montiel (Chair) Andreas C. Kramvis B. Craig Owens

OTHER MATTERS

Proxy Solicitation

        Aptar will pay the cost of soliciting proxies for the annual meeting. Aptar also reimburses banks, brokerage firms and other institutions, nominees, custodians and fiduciaries for their reasonable expenses for sending proxy materials to beneficial owners and obtaining their voting instructions. Certain directors, officers and employees of Aptar and its subsidiaries may solicit proxies personally or by telephone, facsimile or electronic means without additional compensation.

Annual Report/Form 10-K

        Aptar's Annual Report/Form 10-K for the year ended December 31, 2018 is available on the Internet along with this proxy statement. Stockholders can refer to the report for financial and other information about Aptar, but such report is not incorporated in this proxy statement and is not deemed a part of the proxy soliciting material. If you received a Notice by mail and would like to receive a printed copy of our proxy materials (including the Annual Report/Form 10-K), you should follow the instructions for requesting such materials included in the Notice.

Stockholder Proposals and Nominations

        The 2020 annual meeting of stockholders is expected to be held on May 6, 2020. In order to be considered for inclusion in Aptar's proxy materials for the 2020 annual meeting of stockholders pursuant to Rule 14a-8 under the Exchange Act, stockholder proposals must be received by our Secretary at Aptar's principal executive offices at 265 Exchange Drive, Suite 100, Crystal Lake, Illinois 60014 by November 23, 2019. Stockholders who intend to present a proposal or nominate a director at our 2020 annual meeting of stockholders without seeking to include a proposal in our proxy statement must deliver notice of the proposal or nomination to our Secretary at Aptar's principal executive offices on or after February 1, 2020 and on or prior to March 2, 2020. A stockholder proposal or nomination must include the information requirements set forth in Aptar's Bylaws. Any stockholder who seeks to recommend a director for consideration by the Corporate Governance Committee must send such recommendation to the Secretary at the address set forth above no later than November 23, 2019 and include with such recommendation any information that would be required by the Company's Bylaws if the stockholder were making the nomination directly.

By Order of the Board of Directors,

/s/ Robert W. Kuhn
Robert W. Kuhn Secretary

Crystal Lake, Illinois
March 22, 2019

*** Exercise Your Right to Vote *** Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on May 1, 2019. APTARGROUP, INC. You are receiving this communication because you hold shares in the company named above. This is not a ballot. You cannot use this notice to vote these shares. This communication presents only an overview of APTARGROUP, INC. 265 EXCHANGE DRIVE SUITE 100 CRYSTAL LAKE, IL 60014 the more complete proxy materials that are available to you on the Internet. You may view the proxy materials online at www.proxyvote.com or easily request a paper copy (see reverse side). We encourage you to access and review all of the important information contained in the proxy materials before voting. proxy materials and voting instructions. E69530-P19450-Z74412 See the reverse side of this notice to obtain Meeting Information Meeting Type:Annual Meeting For holders as of:March 8, 2019 Date: May 1, 2019Time: 9:30 AM CDT Location: AptarGroup, Inc. Corporate Headquarters 265 Exchange Drive, Suite 100 Crystal Lake, IL 60014

Before You Vote How to Access the Proxy Materials Have the information that is printed in the box marked by the arrow XXXX XXXX XXXX XXXX (located on the by the arrow XXXX XXXX XXXX XXXX (located on the following page) in the subject line. How To Vote Please Choose One of the Following Voting Methods marked by the arrow XXXX XXXX XXXX XXXX (located on the following page) available and follow the instructions. E69531-P19450-Z74412 Vote In Person: Many stockholder meetings have attendance requirements including, but not limited to, the possession of an attendance ticket issued by the entity holding the meeting. Please check the meeting materials for any special requirements for meeting attendance. At the meeting, you will need to request a ballot to vote these shares. Vote By Internet: To vote now by Internet, go to www.proxyvote.com. Have the information that is printed in the box Vote By Mail: You can vote by mail by requesting a paper copy of the materials, which will include a proxy card. Proxy Materials Available to VIEW or RECEIVE: NOTICE AND PROXY STATEMENTANNUAL REPORT How to View Online: following page) and visit: www.proxyvote .com. How to Request and Receive a PAPER or E-MAIL Copy: If you want to receive a paper or e-mail copy of these documents, you must request one. There is NO charge for requesting a copy. Please choose one of the following methods to make your request: 1) BY INTERNET:www.proxyvote.com 2) BY TELEPHONE: 1-800-579-1639 3) BY E-MAIL*:sendmaterial@proxyvote.com * If requesting materials by e-mail, please send a blank e-mail with the information that is printed in the box marked Requests, instructions and other inquiries sent to this e-mail address will NOT be forwarded to your investment advisor. Please make the request as instructed above on or before April 17, 2019 to facilitate timely delivery.

The Board of Directors recommends you vote FOR the following: 1. Election of Directors Nominees: 1a. Giovanna Kampouri Monnas 1b. Isabel Marey-Semper 1c. Stephan Tanda The Board of Directors recommends you vote FOR proposals 2 and 3: 2. Advisory vote to approve executive compensation. 3. Ratification of the appointment of PricewaterhouseCoopers LLP as the Independent Registered Public Accounting Firm for 2019. NOTE: THE PROXIES ARE AUTHORIZED TO VOTE IN THEIR DISCRETION UPON SUCH OTHER BUSINESS AS MAY PROPERLY BE BROUGHT BEFORE THIS MEETING. FOR DIRECTIONS TO THE ANNUAL MEETING OF STOCKHOLDERS OF APTARGROUP, INC., PLEASE CALL 1-815-477-0424. E69532-P19450-Z74412 Voting Items

E69533-P19450-Z74412

VOTE BY INTERNET - www.proxyvote.com *** AptarGroup encourages you to vote by Internet in order to reduce costs. *** Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on April 30, 2019 for shares held directly and by 11:59 p.m. Eastern Time on April 28, 2019 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery (e-mail), please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years. Alternatively, you can e-mail us at investorrelations@aptar.com to request future electronic delivery. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on April 30, 2019 for shares held directly and by 11:59 p.m. Eastern Time on April 28, 2019 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. APTARGROUP, INC. 265 EXCHANGE DRIVE SUITE 100 CRYSTAL LAKE, IL 60014 TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: E69527-P19450-Z74412 KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. APTARGROUP, INC. The Board of Directors recommends you vote FOR the following: 1. Election of Directors Nominees: For Against Abstain ! ! ! ! ! ! ! ! ! 1a. Giovanna Kampouri Monnas 1b. Isabel Marey-Semper 1c. Stephan Tanda For Against Abstain The Board of Directors recommends you vote FOR proposals 2 and 3: ! ! ! ! ! ! 2. Advisory vote to approve executive compensation. 3. Ratification of the appointment of PricewaterhouseCoopers LLP as the Independent Registered Public Accounting Firm for 2019. NOTE: THE PROXIES ARE AUTHORIZED TO VOTE IN THEIR DISCRETION UPON SUCH OTHER BUSINESS AS MAY PROPERLY BE BROUGHT BEFORE THIS MEETING. FOR DIRECTIONS TO THE ANNUAL MEETING OF STOCKHOLDERS OF APTARGROUP, INC., PLEASE CALL 1-815-477-0424. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com. E69528-P19450-Z74412 APTARGROUP, INC. Annual Meeting of Stockholders May 1, 2019 9:30 AM This proxy is solicited by the Board of Directors Robert W. Kuhn and Matthew J. DellaMaria, or either of them (each with full power of substitution), are hereby authorized to vote all shares of Common Stock which the undersigned would be entitled to vote if personally present at the annual meeting of stockholders of AptarGroup, Inc., to be held on May 1, 2019 and at any adjournment or postponement thereof. The shares represented by this proxy will be voted as herein directed, but if no direction is given, the shares will be voted FOR all Director Nominees and FOR proposals 2 and 3. This proxy revokes any proxy previously given. Continued and to be signed on reverse side